EXHIBIT 10.1

CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXECUTION COPY

CONFIDENTIAL

DATED 5 January 2018

(1) ADAPTIMMUNE LIMITED

- and -

(2) CELL THERAPY CATAPULT LIMITED

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement) is dated the 5th day of January, 2018 (the “Effective Date”)

BETWEEN

(1)                                 Adaptimmune Limited, a company incorporated in England with company number 09338148 and whose registered office is at 60 Jubilee Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RX                 (“ADAPTIMMUNE”); and

(2)                                 Cell Therapy Catapult Limited, trading as Cell and Gene Therapy Catapult, a company incorporated and registered in England & Wales with company number 07964711 whose registered office is at 12th Floor Tower Wing, Guys Hospital, Great Maze Pond, London, SE1 9RT, United Kingdom (the “Catapult”).

BACKGROUND

(A)                                        Catapult’s purpose in commissioning the cell and gene therapy manufacturing centre is to further its broader aims within the UK to develop novel technologies, processes, supply chains, facilities, skills, and working practices for simultaneous and cost effective large scale manufacture and distribution of multiple ATMP products.

(B)                                        ADAPTIMMUNE is developing certain T-cell therapy products. As part of this activity ADAPTIMMUNE wishes to use the Centre in order to further develop and scale up manufacturing processes and capability for cell and gene therapy products.

(C)                                        ADAPTIMMUNE and Catapult would each like to collaborate with the other as further set forth in this Agreement (“Project” or “Collaboration”, as further described in the work streams set out at Schedule 1. Other parties who collaborate with the Catapult, and occupy space in the Centre will be referred to as “Collaborators”.

(D)                                        This document aims to record the contributions of each party with respect to this Agreement, and the terms under which ADAPTIMMUNE and Catapult will work together within the Centre.

OPERATIVE PROVISIONS

1.                                               DEFINITIONS AND INTERPRETATION

1.1                                        In this Agreement, the following words shall have the following meanings:

“Accompanied Access Areas”	the areas of the Centre marked yellow on the Plan which are accessible by any Collaborator, but on condition such access is in the company of Catapult personnel
“Activity Related Inputs “	the inputs provided by Catapult as set out in Clause 9.4 and more specifically set out in Schedule 3
“Activity Related Input Contributions”	the non-refundable financial contribution made by ADAPTIMMUNE with respect to the provision of the Activity Related Inputs, as specifically set out in Schedule 3
“Actual Occupation Date”

means the earlier of (a) the date ADAPTIMMUNE physically occupies the Module; OR (b) the date by which Catapult has completed its obligations contained in this Agreement and the Establishment Input Statement that are required to enable Adaptimmune to use the Module for the Project [***]
“ADAPTIMMUNE Manufacturing Process”

means the process to be developed and operated by ADAPTIMMUNE under the Agreement in order to enable the production of ADAPTIMMUNE Product on a large scale as more particularly defined prior to signature of this contract in the Pre-Screen Questionnaire. It may be amended from time to time in accordance with Clause 7.2 and the QTA

“ADAPTIMMUNE Personnel”	the employees, consultants or contractors of ADAPTIMMUNE located at the Module or visiting the Module from time to time
“ADAPTIMMUNE Product”	The ADAPTIMMUNE owned and developed product, or products, to be produced through the use of ADAPTIMMUNE Manufacturing Process
“ADAPTIMMUNE Responsibilities”	the obligations on ADAPTIMMUNE set out in Clause 10 (each one severally being a “ADAPTIMMUNE Responsibility”)
“Additional Inputs”

means inputs ADAPTIMMUNE requires Catapult to contribute to the Project, other than Activity Related Inputs and Integral Inputs, which will be arranged through the completion of an Additional Input Agreement in the form set out at Schedule 16 (“Additional Input Agreement”)

“Affiliate”	in relation to a Party, means any person that Controls, is Controlled by, or is under common Control with that Party
“Applicable Law”

any:

(a)                      statute, statutory instrument, by-law, order, regulation, directive, treaty, decree, decision of the European Council or law;

(b)                      legally binding rule, policy, guidance or recommendation issued by any governmental, statutory or regulatory body with jurisdiction over this Agreement or the activities conducted hereunder;

which relates to the performance of this Agreement and/or the Inputs by the relevant party and/or the activities which are comprised in the

Project
“Background Intellectual Property”

in relation to ADAPTIMMUNE as described in clause 11.2;

in relation to Catapult, means the Intellectual Property owned by or licensed to Catapult at the Effective Date or during the term of this Agreement, together with Intellectual Property that is developed by or licensed to Catapult after the Effective Date and outside of the conduct of activities for the Project; and in either case that Catapult uses in the performance of the Agreement, and that is not Foreground Intellectual Property. Catapult represents and warrants that to the best of Catapult’s knowledge and belief, as of the Effective Date, Catapult Background Intellectual Property, consists of the heads of Intellectual Property and as set forth in the attached Schedule 4, which Catapult will update from time to time as additional Catapult Background Intellectual Property is brought into the Project

“Business Rates”	portion of the business rates (meaning local government tax) chargeable against the Centre and paid for by ADAPTIMMUNE in accordance with Clause 8.4.2 and the amount set out at Schedule 3
“Catapult Board”	means the directors of Cell Therapy Catapult Limited as registered at Companies House from time to time
“Centre”	the Cell and Gene Therapy Catapult Manufacturing Centre located at Cell and Gene Therapy Catapult Manufacturing Centre, Gunnels Wood Road, Stevenage, Herts,SG1 2FX and edged blue on the Plans
“CNC corridor”	means the controlled non-classified corridor forming part of the Common Access Areas
“Code of Conduct”	the code of conduct set out at Schedule 5
“Collaborator Forums”	means the Quality Forum, the Health and Safety Forum, and the Operational Forum, each as more particularly referenced, and described in Clause 9.7 and Schedule 15
“Commissioning”	has the meaning given in Clause 6.1

“Common Parts”

any part of the Centre shown edged green on the Plan which does not form part of the Module, the Restricted Access Areas, or the Accompanied Access Areas, or that is designated by Catapult from time to time for common use by Catapult, ADAPTIMMUNE, and the other occupiers of other modules in the Centre from time to time

“Compensations”	has the meaning given to it in Clause 18.1
“Conducting Media”	any media for the transmission of Supplies
“Confidential Information”

means any information in any form or medium disclosed by one party or such party’s Affiliates (“the Disclosing Party”) to the other party or its Affiliates (“the Receiving Party”) or to which a party gains access as a result of ADAPTIMMUNE’s occupancy of the Module and Centre or Catapult or third party use of the Shared Restricted Access Area at any time concerning the business affairs, finances, technology, plans, strategy, products or services (or future products or services) of the Disclosing Party or any of its Affiliates or any other entity with which the disclosing party is in business negotiations or has contracted or to which it owes a duty of confidence and all copies of the same; and any copy of any of the foregoing

“Control”

means (a) the direct or indirect ownership of fifty percent (50%) or more of the total voting power of securities or other evidences of ownership interest in a party or (b) the power to direct or cause the direction of the management and policies of such party, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing, as the case may be

“Disclosing Party”	has the meaning given in the definition of Confidential Information
“Effective Date”	means the date as defined in the preamble of this Agreement
“Establishment Inputs”	the inputs provided by Catapult as provided for at Clause 9.4
“Establishment Input Contributions”	the non-refundable financial contributions payable in accordance with cause 8.1.5, and set out at Schedule 3 to be made by ADAPTIMMUNE with respect to the provision of the Establishment Inputs by Catapult
“Expected Licencing Date”	means 1 April 2018, the contemplated date by which the Centre will have achieved full licenced status
“Expected Occupation Date”	1 March 2018, the contemplated date by which ADAPTIMMUNE will occupy the Module, or such other date as mutually agreed by the parties in writing
“Facility Contribution”

the non-refundable financial contribution to be made by ADAPTIMMUNE with respect to the provision of the Module and other capital aspects, as more particularly described at Clause 8.4.1, and at Schedule 3

“Financial Contributions”

means the Activity Input Contributions, Integral Input Contributions, Establishment Input Contributions, the Facility Contributions, the Additional Input Contributions and/or any other contributions as agreed in writing between the Parties and provided by Catapult from time to time

“Foreground Intellectual Property”

all Improvements to Catapult Background Intellectual Property created in the performance of this Agreement or through ADAPTIMMUNE’S use of the license under clause 12.1. For clarity Foreground Intellectual Property will not include any changes made to the ADAPTIMMUNE Process or ADAPTIMMUNE Product or to any ADAPTIMMUNE standard operating processes (SOPs)

“GMP”	good manufacturing practice, being the standard required under Applicable Law
“GMP Requirements”

The guidance for the interpretation of the principles and guidelines of good manufacturing practices for medicinal products for human and veterinary use laid down in the Commission 2003/94/EC, or as replaced by Directive 2017/1572 and/or Regulation 2017/1569 as appropriate and set out in Volume 4 of Eudralex (the rules governing medicinal products in the European Union), and the MHRA Rules and Guidance for Pharmaceutical Manufacturers and Distributors (The Orange Guide)

“Health and Safety Forum”	means the forum in which ADAPTIMMUNE, other Collaborators, and Catapult will convene to discuss health and safety matters as more particularly described in Schedule 15
“HVAC”	heating, ventilation and air-conditioning
“Improvements”

means, with respect to any Intellectual Property or material: (a) all improvements, modifications and /or adaptions of such Intellectual Property or materials; and (b) all Intellectual Property in such improvements, modifications and/or adaptions of such Intellectual Property or material

“Inputs”

the Activity Related Inputs, Integral Inputs, Establishment Inputs and/or any other inputs (“Additional Inputs”) as agreed in writing between the Parties and provided by Catapult to ADAPTIMMUNE from time to time

“Input Commitments”	time the input delivery principles set out at Schedule 15
“Insured Risks”

the risks covered by the policies of insurance under Clauses 19.1 and 19.2, in each case to the extent that cover is generally available on normal commercial terms in the UK insurance market at the time the insurance is taken out and any other risks against which Catapult reasonably insures from time to time, subject in all cases to any excesses, limitations and exclusions imposed by the insurers

“Integral Inputs”	the inputs provided by Catapult set out at Clause 9.1
“Integral Input Contribution”	The contribution made by ADAPTIMMUNE with respect to the Integral Inputs, as more particularly described in Clause 8.1.4, and at Schedule 3
“Intellectual Property”

any and all issued patents and patent applications, inventions, utility models, registered and unregistered trademarks and service marks, registered designs, unregistered design rights, domain names, trade or business names, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under licences, rights under orphan drug laws, property rights in biological or chemical materials, topography rights, Know-how, extension of the terms of any such rights (including supplementary protection certificates), applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights anywhere in the world
“IT Infrastructure”	the information technology facilities in the Centre for use by ADAPTIMMUNE and, where applicable, by other Collaborators as more particularly described in Schedule 10
“Know-how”

unpatented technical information (including without limitation information relating to inventions, discoveries, concepts, methodologies, models, research, development, and testing procedures; the results of experiments, tests, and trials; manufacturing processes, techniques, and specifications; and quality control data, analyses, reports, and submissions) that is not in the public domain

“Lease”	a lease dated 1 October 2015 made between the (1) Stevenage Bioscience Catalyst and (2) Cell Therapy Catapult Limited
“Liability”	liability arising out of this Agreement, whether in contract, tort, misrepresentation, restitution, under statute or otherwise, including any liability under an indemnity contained in this Agreement
“Licence Period”	means the Term
“MAL”	means material airlock
“Manufacturing Office”	the manufacturing office space forming part of the Module, allocated for ADAPTIMMUNE’s use in accordance with Clause 3, and more particularly described in Schedule 12
“Manufacturing Space”	The manufacturing space forming part of the Module, allocated for ADAPTIMMUNE’s use in accordance with Clause 3, more particularly described in Schedule 12
“Module”

the specific Manufacturing Space, Manufacturing Office, and Non-Manufacturing Office each allocated by Catapult under this Agreement for ADAPTIMMUNE’s occupation and use at the Centre for carrying out the Project shown edged in red on the Plan, and which shall include all fixtures and fittings and plant and machinery set out in the Schedule of Condition and Inventory of Module Fixtures and Fittings at Schedule 7

“Necessary Consents”

all planning permissions and all other consents, licences, permissions, certificates, authorisations and approvals whether of a public or private nature which shall be required by any regulatory authority for performance of Project

“Non-Manufacturing Office”	Means the office space allocated for ADAPTIMMUNE’s use in Clause 3, forming part of the Module, the specifications for which are set out in Schedule 12
“On-boarding”

Part of the Establishment Inputs and a process completed by Catapult together with ADAPTIMMUNE involving the risk assessment and regulatory oversight required to bring ADAPTIMMUNE’s manufacturing processes and products into the Centre as referred to in Clause 9.3.1.2, and more particularly set out at Schedule 6

“Operational Forum”	means the forum in which ADAPTIMMUNE, other Collaborators, and Catapult will convene to discuss operations matters connected with the Centre as more particularly described in Schedule 15
“PAL”	means personnel airlock
“Parties”	ADAPTIMMUNE and Catapult; “Party” shall mean either of them, and “Parties” shall mean both ADAPTIMMUNE and Catapult
“Plans”	the plans of the Module allocated to ADAPTIMMUNE under this Agreement, and of the Centre generally, attached to this Agreement at Schedule 2B
“PrAL”	means product airlock
“Process Transfer”

means an Establishment Input, and the practical transfer of ADAPTIMMUNE’S equipment and processes into the Centre under the control and responsibility of ADAPTIMMUNE as referred to in Clause 9.3.1 (a) and more particularly set out at Schedule 6

“Product Overview Document (POD)”	means a quality document completed as part of the On-boarding process defining the ADAPTIMMUNE Process and Product
“Project”	has the meaning given in Schedule 1

“Quality Forum”	means the forum in which ADAPTIMMUNE, other Collaborators, and Catapult will convene to discuss quality matters connected with the Centre as more particularly described in Schedule 15
“Quality Management System”

a collection of business processes and governance structures focused on consistently meeting Regulatory Authority and GMP requirements. The Quality Management System is expressed as an organisational structure, policies, procedures, processes and resources needed to maintain compliance to Eudralex Vol 4, Chapter 1 that are set out in the Quality Technical Agreement

“Quality Technical Agreement (QTA)”	The agreement governing the quality aspects of the Centre that are comprised in the Quality Management System
“Quarter”	a period of three months commencing on 1 January, 1 April, 1 July, or 1 October; and “Quarterly” shall be construed accordingly
“Receiving Party”	has the meaning given in the definition of Confidential Information
“Registered Rights”	patents, registrable design rights, trademarks, and all other registered Intellectual Property
“Regulatory Authority”

the competent authority for each country or for any relevant grouping of countries legally responsible for authorising the manufacture, clinical trials or the sale or supply of human pharmaceutical products in that country or group of countries

“Restricted Access Area(s)”	the parts of the Centre accessible only by Catapult personnel marked Pink on the Plan
“Shared Restricted Access Area”	means the areas shared between the Manufacturing Space and an adjacent manufacturing space belonging to another collaborator marked in turquoise on the Plans
“Supplies”	water, gas, air, foul and surface water, drainage, electricity, oil, telephone, heating, telecommunications, internet, data communications and similar supplies or utilities
“Technology Transfer”	the transfer of ADAPTIMMUNE’s existing production and/or manufacturing processes into the Module by Adaptimmune

“Term”	the period specified in Clause 17.1

“Termination Date”	the date on which this Agreement expires or terminates for any reason

“Third Party”	any person other than a Party or its Affiliates

“UPS”	uninterrupted power supply

“Validation”

The action of proving, in accordance with the principles of Good Manufacturing Practice (Eudralex Volume 4, Annex 15), that any GMP process functions in accordance with predefined requirements, is robust and reproducible

“Warehouse and Procurement Management Provisions”	the standards and obligations relating to the management of the warehouse set out at Schedule 8

“Year”	means the financial year ending 31 March

1.2                                        In this Agreement, unless otherwise specified:

1.2.1                                       references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement;

1.2.2                                       headings are for convenience only and do not affect the interpretation of this Agreement;

1.2.3                                       references to a person includes a body corporate or unincorporated body, and references to a company includes any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.4                                       unless the context otherwise requires, words in the singular shall include the plural and vice versa;

1.2.5                                       references to approvals or notices being “in writing” or “written” shall include email;

1.2.6                                       any reference to a statute or statutory provision is a reference to it as amended, extended, re-enacted and/or replaced from time to time; and

1.2.7                                       ‘including’ means ‘including but not limited to’ and ‘include’ and ‘includes’ shall be construed accordingly.

2.                                               CONDUCT OF THE PROJECT

The Parties will undertake the Project in accordance with the provisions of this Agreement.

3.                                               OCCUPATION OF THE MODULE

Catapult permits ADAPTIMMUNE to occupy the Module on the terms set out in Schedule 2.

4.                                               MODULE  SPECIFICATION

4.1                                        Catapult will ensure the Manufacturing Space will be in accordance with the specifications at Schedule 12 Part A and will at all times comply with Applicable Laws (including GMP Requirements).

4.2                                        Catapult will ensure the Manufacturing Office and Non-Manufacturing Office will be in accordance with the specifications at Schedule 12 Part B.

4.3                                        Catapult will also ensure that use of the Shared Restricted Access Areas will at all times comply with Applicable Laws including EU-GMP Requirements, in relation to any Collaborator other than ADAPTIMMUNE.

5.                                               CENTRE SPECIFICATIONS

The Centre will be a UK-licensed EU-GMP-compliant facility developed in close relationship with the Medicines and Healthcare Products Regulatory Agency comprising the facilities and services set out at Schedule 12, Part C. Catapult will also ensure that it has in place all consents and licenses required for operation of the Facility.

6.                                               COMMISSIONING AND QUALIFICATION OF THE CENTRE

6.1                                        In advance of ADAPTIMMUNE being granted access to the Manufacturing Space, and subject to Clause 7, Catapult will test equipment, facilities and/or plant which is installed, or is complete in order to verify it functions according to its design objectives or specifications (“Commissioning”).

6.2                                        Commissioning will not cover the formal qualification of manufacturing systems or manufacturing process equipment but will include the static and dynamic commissioning of the following:

6.2.1                                       the Building Management System;

6.2.2                                       the Environmental Monitoring System;

6.2.3                                       the electrical supply (single and three phase);

6.2.4                                       the boilers;

6.2.5                                       the chiller;

6.2.6                                       HVAC;

6.2.7                                       lighting — including emergency lighting;

6.2.8                                       back-up generator;

6.2.9                                       UPS systems;

6.2.10                                Facility access systems including intruder alarms

6.2.11                                door interlocks;

6.2.12                                pharmaceutical grade gas supplies (air, oxygen, carbon dioxide and nitrogen)

6.2.13                                CCTV

6.2.14                                fire alarm

6.2.15                                LN2 / Low level, temperature and oxygen monitors;

6.2.16                                drainage; and

6.2.17                                appropriate IT Infrastructure (including cable network, switches, and server rooms).

6.3                                        Catapult will qualify the building, systems and equipment that form part of the Centre, and this will extend to installation qualification, operational qualification, and performance qualification of all GMP direct impacting systems and integral equipment (“Qualification”). The basis for this Qualification and results obtained as related to shared areas (including Shared Restricted Access Area) and the Adaptimmune Module will be shared with quality representatives for Adaptimmune on request

6.4                                        Formal qualification will be undertaken (which includes installation qualification and operational qualification) concurrent with leveraging the output of facility Commissioning. Performance qualification will only occur subsequent to the completion of Commissioning, installation qualification and operational qualification. Performance qualification will only be applied to those services, systems and items of equipment that have been identified as having direct impact on product quality according to a formal system level impact assessment agreed with ADAPTIMMUNE. These include, but are not necessarily limited to:

6.4.1                                       Manufacturing Space and all additional air locks HVAC

6.4.2                                       Warehouse HVAC

6.4.3                                       Quality Control area HVAC

6.4.4                                       Grade C corridor and technical area HVAC

6.4.5                                       Carbon dioxide system

6.4.6                                       Nitrogen gas system

6.4.7                                       Liquid nitrogen system

6.4.8                                       Oxygen system

6.4.9                                       Cold room

6.4.10                                Facility Cleaning

THE REMAINDER OF THIS PAGE AND THE FOLLOWING PAGE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

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7.                                               PROCESS AND PRODUCT

7.1                                        VALIDATION

7.1.1                    Process validation and transfer of the Process into Module is entirely the responsibility of ADAPTIMMUNE.

7.2                                        PROCESS AND PRODUCT AMENDMENT

7.2.1                    The Parties acknowledge that the initial ADAPTIMMUNE Product(s) and ADAPTIMMUNE Manufacturing Process(es) were disclosed by ADAPTIMMUNE to Catapult in the Pre-Screen Questionnaire submitted to Catapult. Catapult confirms that it approved the information provided by ADAPTIMMUNE at the Pre-Screen Questionnaire stage and the definition of the ADAPTIMMUNE Product and Manufacturing Process described in the Product Overview Document (POD). It further confirms that such approval will remain valid during the Term on the condition that no amendments are made at a later stage.

7.2.2                    The ADAPTIMMUNE Product and Process will be again vetted and approved in advance of occupation as part of the On-boarding Process. In the event the On-boarding Process reveals any variations and/or additions to the information contained in the POD (“Product or Process Modifications”) these will be managed as changes in accordance with the QTA Clause 7.2.4.

7.2.3                    Product or Process Modifications will be considered and notified in accordance with the procedure and the requirements set out in the QTA :

7.2.4                    Catapult will permit a new ADAPTIMMUNE Product(s), and/or ADAPTIMMUNE Process(es) or ADAPTIMMUNE modification to such ADAPTIMMUNE Product or ADAPTIMMUNE Process if:

7.2.4.1                    The new or modified ADAPTIMMUNE Product(s), and/or ADAPTIMMUNE Process(es) meet the requirements of the QTA;

7.2.4.2                    The proposed product is not a restricted product listed at Clause 7.3;

7.2.4.3                    It does not impact on Catapult’s inputs or the operation of the Centre and as a result materially affect Catapult’s ability to comply with GMP or GMP Requirements;

7.2.4.4                    It does not inherently compromise the safety of the Centre, or that of any other Collaborator;

7.2.4.5                    It does not place an additional, unreasonable demand on the resources of Catapult personnel and their ability to operate the Centre;

7.2.4.6                    It does not interfere with the Catapult’s, or any other Collaborator’s compliance with their respective legal duties; and/or

7.2.4.7                    It can be accommodated in the Centre, taking into account the overall capacity of the Centre.

7.2.5                    In the event that ADAPTIMMUNE does not agree with the outcome of Catapult’s application of the principles under Clause 7.2.4, the Parties will comply with the Expert Determination Procedure set out in Schedule 13.

7.3                                        RESTRICTED PRODUCTS

ADAPTIMMUNE will not be permitted, and Catapult undertakes that it will not allow any other Collaborator to produce or utilise in their process the following products in the Centre (unless prior agreement is sought from all collaborators by Catapult):

•             B Lactam Antibiotics

•             Other highly sensitising antibiotics

•             Pathogenic Organisms (Containment Level 3 or 4)

•             GMO 3 and above

•             Radiopharmaceuticals

•             Ectoparasiticides

•             Sources of ionising radiation (but excluding low energy laboratory scale X-irradiators which have been assessed and approved by Catapult)

8.                                               FINANCIAL CONTRIBUTIONS

8.1                                        A risk and capital contribution will be charged throughout the Term calculated at the rate of 10% of each Contribution, except for the Facility Contribution and Business Rates.  The risk and capital contribution will remain fixed at the rate of 10% throughout the Term.

8.2                                        VAT, if applicable, will be added to all Contributions.

8.3                                        Any changes to the Contributions (other than the Facility Contributions which are fixed for the Term) will be made once per year based on the new annual budget which will be discussed at the Operational Forum.

8.4                                        ADAPTIMMUNE will make the following Contributions to the costs of the Collaboration:

8.4.1                    subject to Clauses 8.2 and 8.3, from the Actual Occupation Date, for each Module occupied by ADAPTIMMUNE, the Facility Contribution, payable quarterly in advance;

8.4.2                    subject to Clauses 8.1 to 8.3, from the Actual Occupation Date, for each Module occupied by ADAPTIMMUNE, one-fifth of the total costs chargeable against Centre in the form of Business Rates, payable quarterly in advance;

8.4.3                    the Activity Related Input Contributions as they are incurred, due individually from ADAPTIMMUNE and within 30 days of receipt of invoice;

8.4.4                    subject to Clauses 8.1 to 8.3, from the Actual Occupation Date, the Integral Input Contributions payable quarterly in advance and calculated in accordance with the following provisions of Clauses 8.4.4 (a) and (b):

(a)                       Catapult will estimate the aggregate Integral Input Contributions incurred for 5 Modules in concurrent occupation for any 1 year (the “Estimated Aggregate Integral Input Contributions”).  ADAPTIMMUNE will be responsible for a fixed amount, as set out at Schedule 3, such amount to be based on a 20% share of this Estimated Aggregate Integral Input Contributions. When 5 Modules are in concurrent occupation (“Full Occupation”), the contributions model in 8.4.4(b) will apply.

(b)                       From the date Full Occupation is achieved, ADAPTIMMUNE will continue to pay a 20% share of the Estimated Aggregate Integral Input Contributions incurred. However, from and including the first anniversary date (the “First Anniversary Date”) that Full Occupation is achieved, a reconciliation will take place at the end of each Year and a refund to, or further contribution byADAPTIMMUNE will be due with respect to its share of the Integral Input Contributions based on the difference between the Estimated Aggregate Integral Input Contributions, and the pro rata actual aggregate Integral Input Contributions incurred for that Year. Reconciliation will be based on audited accounts]

8.4.5                    the Establishment Input Contributions will be payable directly to Catapult as they are incurred on ADAPTIMMUNE’S behalf and following receipt of invoice by ADAPTIMMUNE.

8.4.6                    Save as otherwise provided all contributions payable by ADAPTIMMUNE to Catapult pursuant to this Agreement will be payable within 30 days of receipt of an accurate, complete and valid VAT invoice by ADAPTIMMUNE for such contributions.

8.5                                        Catapult will use reasonable endeavours to ensure the Actual Occupation Date is not later than the Expected Occupation Date. In the event the Actual Occupation Date is not achieved by the Expected Occupation Date, Facility Contributions, Business Rates and Integral Input Contributions will only accrue on a pro rata basis from the Actual Occupation Date.

8.6                                        By being part of the Centre, ADAPTIMMUNE has access to the wider Catapult supporting infrastructure which includes, but is not limited to, reimbursement support, clinical trial support, process development capability, and regulatory and market access consultancy expertise. The contributions due for such Additional Inputs is to be agreed through separate negotiation and contractual agreement.

8.7                                        Catapult undertakes to keep full and proper books of account and records relating to the Integral Input Contributions and the Establishment Input Contributions. In addition ADAPTIMMUNE will be provided with the opportunity to comment on such planned expenditure and consensus  sought through participation in the Collaborator Forums (although for clarity, Catapult reserves its discretion in exercising its professional judgment in relation to making any final decisions with respect to the Integral Input Contributions, Activity Related Input Contributions and Establishment Input Contributions incurred, while being consistent with the objectives set out in the terms of reference for the Collaborator Forums, particularly with respect to maintaining a suitable level of services required for robust operation of a licensed facility suitable for late stage clinical and commercial manufacture of ATMPs in the most economical way).

8.8                                        At the beginning of each Year during the Term Catapult will provide to all Collaborators a budget setting out all anticipated contributions for the Year with respect to Integral and Activity Related Inputs to be provided in that Year. In addition to this, from the date Full Occupation is achieved, a quarterly statement will be provided to all Collaborators in the Centre comparing actuals to the budgeted amounts.

8.9                                        Catapult will procure an audit for each Year during the Term to be carried out by an independent auditor acceptable to all Collaborators. The Audit report will be made available to all Collaborators in the Centre.

8.10                                 A.  If the annual aggregate estimate of the Facility Contributions, the Integral Input Contributions and Business Rates at the start of any Year represents an increase of 30% or more in comparison to the aggregate of such Contributions for the previous Year (with such rise not caused by the increased cost of such Inputs requested by ADAPTIMMUNE or explicitly agreed to by ADAPTIMMUNE (including as part of any Collaborator Forum, where impact on aggregate cost was clearly indicated) or solely as a result of increases imposed by any third party supplier to Catapult) , ADAPTIMMUNE may elect to terminate this Agreement at any time from the date it is notified of such estimated aggregate (the “Notification Date”) for a period of 6 calendar months without consequence, by providing not less than 1 year’s written notice to Catapult, in which case the provisions of Clause 18.1 shall not apply. The right will not exist 6 calendar months after the Notification Date if the right to terminate has not been exercised by the end of the 6th calendar month from the Notification Date.

B.  During the 1 year notice period ADAPTIMMUNE will pay the same amount it paid for the previous Year with respect to the aggregate of all Integral Input Contributions, Facility  Contributions and Business Rates (adjusted by a maximum of 15% for the notice period only with respect to any increases that may be imposed by third party suppliers of such Inputs).

C.  In the first two Years after Effective Date, Catapult will not increase the aggregate Contributions payable by ADAPTIMMUNE by more than a maximum of 15% per Year (as compared to previous Year) unless such increase directly results from requests made by ADAPTIMMUNE or such increase is explicitly agreed to by ADAPTIMMUNE, or is solely as a result of any increases imposed by third party supplier to Catapult. An increase of more than 15% per Year must be clearly notified to ADAPTIMMUNE as soon as reasonably possible and on becoming aware that such increase is likely.

8.11                                 For any days that ADAPTIMMUNE does not have access to the Module for operation of the ADAPTIMMUNE Process under GMP conditions operating at Grade C, other than days resulting from or comprising of: i. a 14 day annual shutdown, ii  up to a 7 day shutdown for semi-annual maintenance, iii  up 6 days in total for quarterly scheduled for maintenance, such days having been communicated to ADAPTIMMUNE and discussed within the Operational Forum, iv programmed upgrades, and v. unscheduled downtime up to a maximum of 10 days annually until Aril 2019 (a maximum of 8 days annually thereafter) to the extent such downtime cannot be avoided or carried out during days scheduled for maintenance, the total of such downtime (i.e. any of (i-v) above) not to exceed a maximum of 60 days in 2018 and 45 days in any Year after 2018, compensation will be paid with respect to such days in the form of reduced Integral Contributions and Facility Contributions due from ADAPTIMMUNE.  To the extent reasonably possible, Catapult will notify ADAPTIMMUNE of any scheduled downtime which affects ADAPTIMMUNE’s use of the Module and provide ADAPTIMMUNE an opportunity to agree such downtime or to suggest alternative downtime for consideration by Catapult.

The Contributions will be re-calculated using the following formula: (365-Shortfall in available days)/365*(100% of the Contributions without reduction).

9.                                               CATAPULT INPUTS, FACILITIES AND SUPPORT

The operation of the Centre is dependent on a range of critical inputs split between:

(i) Integral Inputs will include those inputs specified in Section 9.1 below or other inputs the Catapult, using its reasonable judgment considers to be required for operation of Centre (and which are not specific to any Collaborator or ADAPTIMMUNE) and which may be varied from time to time to cater for the common, but not necessarily universal requirements of the collaborators of the Centre; Integral Inputs may be varied from time to time by Catapult, after prior discussion and consideration of concerns raised by ADAPTIMMUNE and Collaborators in the Operational Forum, in order to cater for the common, but not necessarily universal requirements of ADAPTIMMUNE and Other Collaborators in the Centre. Any changes made to the Integral Inputs made by Catapult will not impact the ability of the Centre to operate in accordance with EU-GMP requirements without the prior written consent of ADAPTIMMUNE, such consent not to be unreasonably withheld.

(ii) Activity Related Inputs which are Inputs specified in Section 9.3 below that are dependent on ADAPTIMMUNE’s Processes and activity and are specific to ADAPTIMMUNE’s use of the Module.

It is a condition of occupation that the Integral Inputs and Activity Related Inputs will be procured through Catapult unless the parties agree otherwise.  All such inputs shall be provided in accordance with the Quality Technical Agreement.

(iii) Additional Inputs will be arranged through the completion of an Additional Input Agreement in the form set out at Schedule 16 (“Additional Input Agreement”). Once signed by both Parties, the Additional Input Agreement will amend this agreement and an Additional Input will be deemed appended to Clause 9.6 and any associated contributions from ADAPTIMMUNE in consideration of the Additional Inputs will be deemed as having been inserted at Schedule 3.

9.1                                        Catapult will provide the following Integral Inputs:

9.1.1                                       The Quality Management System and supporting quality assurance function assuring all GMP inputs provided by Catapult are maintained in compliance with GMP Requirements and the Quality Technical Agreement;

9.1.2                                       management and governance of the Quality Management System GMP compliance process;

9.1.3                                       EU-GMP regulatory compliance of the Centre from start up, including handling of associated MHRA compliant compliance governance activity such as routine audit inspections, subject to the following provisions:

(a)                                From the Actual Occupation Date, if any activity required to ensure EU-GMP regulatory compliance of the Centre, including the handling of associated MHRA compliance governance activity such as inspections (“MHRA Compliance Activity”) impacts any ADAPTIMMUNE Product and/or any ADAPTIMMUNE Manufacturing Process, then the interactions with the MHRA related to such activity will be led by ADAPTIMMUNE with assistance being provided by Catapult. ADAPTIMMUNE will be entitled to nominate representatives to coordinate and accompany all inspections involved in such MHRA Compliance Activity on ADAPTIMMUNE’S behalf; and

(b)                                If any MHRA Compliance Activity required as a result of ADAPTIMMUNE activity in the Module or Centre impacts on any Catapult personnel, other Collaborator personnel, Catapult activity within the Centre, other Collaborator(s), or any part of the Centre other than the Module, then the interactions with the MHRA related to such activity will be led by Catapult, and assisted by ADAPTIMMUNE. During inspections, Catapult will be entitled to nominate representatives to coordinate and accompany all MHRA activity in this paragraph on Catapult’s behalf.

(c)                                 To the extent any MHRA Compliance Activity impacts on ADAPTIMMUNE use of the Module or performance of the ADAPTIMMUNE process, Catapult will notify ADAPTIMMUNE of such MHRA Compliance Activity and keep ADAPTIMMUNE informed of the progress and communication relevant to such MHRA Compliance Activity.

9.1.4                                       insurance as described in Clause 19;

9.1.5                                       safety systems and equipment such as emergency light testing, fire extinguishers, health and safety equipment outside the Manufacturing Space, and associated safety audits;

9.1.6                                       a managed reception, and the provision of a mechanism for ADAPTIMMUNE to access the Module at any time;

9.1.7                                       all utilities necessary for the operations of the Centre (but not the Manufacturing Space) as set out in Schedule 14;

9.1.8                                       support for IT Infrastructure;

9.1.9                                       receipt of incoming patient material and starting material into the Centre within office hours;

9.1.10                                a system for booking in and managing ADAPTIMMUNE owned inventory for raw materials, consumables, product contact materials and excipients within the warehouse;

9.1.11                                short term final product and Drug Substance storage for a maximum of 14 days;

9.1.12                                out of hours call out system for all facilities alarms (bar the Manufacturing Space alarms);

9.1.13                                except to the extent this is an ADAPTIMMUNE Responsibility, handle removal from the Centre by appropriately licensed contractors of all liquid and solid waste provided that Catapult may apply additional charges to reimburse Catapult for costs incurred for such waste removal where the volume, quantity, generation frequency, or danger classification of such waste generated by ADAPTIMMUNE differs from what was reasonably anticipated by Catapult based on the Pre-Screen Questionnaire, and which additional charges shall be payable by ADAPTIMMUNE in accordance with Clause 8;

9.1.14                                clean all Common Parts;

9.1.15                                (with respect to the Common Access Areas only) perform environmental monitoring in common areas in the form of viable and non-viable particulate monitoring required to demonstrate maintenance of the appropriate environmental classifications;

9.1.16                                allocated storage capacity at the following temperatures: controlled room temperature, 2-8°C, -20°C, -80°C and gas phase of liquid nitrogen, The amount of storage capacity allocated to Adaptimmune will be determined and agreed during the On-boarding process;

9.1.17                                cleaning and disinfecting the Centre (other than the Manufacturing Space) as appropriate;

9.1.18                                Project and relationship management;

9.1.19                                a kitchen area and vending machines for snacks, hot and cold drinks within the Centre;

9.1.20                                a dedicated secure Manufacturing Office and a Non-Manufacturing Office per Module;

9.1.21                                Warehouse and Procurement Management Provision (as set out in Schedule 8);

9.1.22                                Toilet provision and services in relation to toilets available for Adaptimmune use;

9.1.23                                Security input as required for general security of Centre;

9.1.24                                ongoing maintenance services, including ongoing Validation (where appropriate) and general repair of Catapult owned equipment; and

9.1.25                                any other Inputs which Catapult, using its reasonable judgment, considers as fundamental to the operation of the Centre and that ADAPTIMMUNE and all other Collaborators will draw on jointly.

As part of the Integral Inputs, Catapult will also ensure compliance with Applicable Laws and GMP Requirements in relation to Collaborator Common Areas including use of MALs, PALs, PrALs by Collaborator. Should any default by any third party Collaborator be identified by Catapult, ADAPTIMMUNE will be notified of such default as set out under the terms of the QTA. Catapult will procure to the extent reasonably possible that any third party Collaborator will collaborate with Catapult to address any default and that such collaboration will be extended to ADAPTIMMUNE to the extent required for ADAPTIMMUNE to ensure operation of the Process in accordance with GMP Requirements. Catapult will be responsible for ensuring and enforcing such third party Collaborator performance.

9.2                                        Catapult shall provide the following Activity Related Inputs:

9.2.1                                       perform environmental monitoring in the form of viable monitoring and non-viable particulate monitoring required to demonstrate maintenance of the appropriate environmental classifications, including undertaking remote non- viable sampling in the Manufacturing Space and Common Access Areas provided that ADAPTIMMUNE is responsible for performing viable sampling in the Manufacturing Space which will then be processed by Catapult;

9.2.2                                       supply of measured electrical power, and all other necessary utilities, to the Manufacturing Space;

9.2.3                                       access rights to IT systems required for ADAPTIMMUNE activity within the module:  eQMS, LIMS, WMS;

9.2.4                                       upon request of ADAPTIMMUNE, Manufacturing Space decontamination;

9.2.5                                       a measured supply of pharmaceutical grade oxygen, nitrogen, carbon dioxide, and air;

9.2.6                                       gowning for Catapult staff providing inputs to ADAPTIMMUNE;

9.2.7                                       a measured supply of medical grade oxygen, nitrogen, carbon dioxide, and air;

9.2.8                                       transfer of decontaminated clinical, biological and hazardous chemical liquid waste from the liquid waste staging area and arrange its removal from the Centre by appropriately licensed contractors;

9.2.9                                       packing and dispatch as described in Schedule 8;

9.2.10                                additional IT support if agreed in writing by the Parties (subject to request, and availability at the time of request);

9.2.11                                a stand-by facility and personnel to receive incoming patient material and starting material into the Centre outside of office hours;

9.2.12                                to the extent required by ADAPTIMMUNE, provision of QA inputs to support ADAPTIMMUNE activity within the Module, in terms of handling non-process related deviations, Quality Events and planned changes, cleanroom environmental excursions, governance of Catapult generated GMP data provided to ADAPTIMMUNE, providing GMP documentation to support QP certification of drug product;

9.2.13                                engineering and maintenance support for ADAPTIMMUNE operation within the Module including routine maintenance for the air handling system, including ULPA and HEPA filter changes; and

9.2.14                                additional IT support and services if agreed in writing by the Parties (subject to request, and availability at the time of request.

9.3                                        When providing all Activity Related Inputs, Catapult will ensure compliance with Applicable Laws and GMP Requirements and the QTA to the extent relevant to performance of such inputs.

9.4                                        Catapult shall provide the following Establishment Inputs:

9.4.1                                       Catapult will work in cooperation with ADAPTIMMUNE to define and implement an agreed strategy for the occupation of the Module, made up of:

9.4.1.1                                                Process Transfer: defining, implementing and/or supporting conduct of Process Transfer, but such process under the control and responsibility of ADAPTIMMUNE, and

9.4.1.2                                                On-Boarding: The process is summarised in Schedule 6, the Parties will agree a breakdown of responsibilities and the processes will be defined and agreed in a separate Establishment Input Statement to be entered into by the Parties after the Effective Date.;

9.4.2                                       Catapult will clean and decontaminate the Manufacturing Space and ensure the Manufacturing Space is operating at the agreed cleanliness grade prior to ADAPTIMMUNE occupation;

9.4.3                                       Catapult will select and authorise Collaborators and ensure their processes and procedures meet the minimum standards required by Catapult, such standards in each case sufficient to meet the requirements of this Agreement including EU-GMP; and

9.4.4                                       Catapult will train, qualify and certify an agreed number of ADAPTIMMUNE Personnel to operate in accordance with EU-GMP within the Centre. Notwithstanding the foregoing, ADAPTIMMUNE shall be solely responsible for qualifying the ADAPTIMMUNE Personnel to manufacture ADAPTIMMUNE Product.

9.5                                        The parties will agree a Quality Technical Agreement which will include provisions related to the constant monitoring and improvement of the Quality Management System to ensure operation in accordance with GMP and Applicable Laws.

9.6                                        Catapult will provide the Additional Inputs agreed in accordance with Clause 9 (iii) above.

9.7                                        Collaborator Forums

Catapult undertakes to ADAPTIMMUNE it will ensure that the Collaborator Forums take place in accordance with the frequencies, the parameters, and all other terms set out in Schedule 15.

10.                                        ADAPTIMMUNE RESPONSIBILITIES

10.1                                 ADAPTIMMUNE shall, and shall ensure that ADAPTIMMUNE Personnel shall, comply with the following ADAPTIMMUNE Responsibilities:

10.1.1                                abide by the Code of Conduct and all other reasonable guidelines and protocols communicated to ADAPTIMMUNE. Any changes to such policies need to be communicated to ADAPTIMMUNE through  a formal system, for example within any of the Collaborator Forums or Standard Operating Procedure training and in advance of such guidelines and protocols becoming effective, with sufficient notice being provided to enable ADAPTIMMUNE and other Collaborators to implement any changes required. Where any required guidelines have the potential to conflict with ADAPTIMMUNE processes, implementation of such guidelines and protocols will be discussed and agreed between Catapult and ADAPTIMMUNE. For the avoidance of doubt, there may be situations where Catapult does not have notice that such changes will require implementation; in those instances communication with ADAPTIMMUNE will be as rapid as possible;

10.1.2                                Ensure that operation of Module is in accordance with Applicable Laws including the requirement to carry out health and safety risk assessments. CATAPULT may have a copy of such risk assessments following written request to ADAPTIMMUNE

10.1.3                                handle all large volume liquid waste (such as culture media and buffers) within the Manufacturing Space and securely and safely transfer it to the handling area in the Centre (as designated by Catapult from time to time);

10.1.4                                collect all small volume liquid waste in a sealable container within the Manufacturing Space and decontaminate it in-situ before removing it from the Manufacturing Space via the MAL out to a waste staging and disposal area;

10.1.5                                remove all solid waste from the Manufacturing Space via the MAL out to a staging area for removal by the Catapult;

10.1.6                                maintain and implement in accordance with Catapult’s standard operating procedures cleaning regimes for the Manufacturing Space;

10.1.7                                unless otherwise agreed with Catapult, define and implement Process Transfer;

10.1.8                                perform as required by Catapult and agreed with ADAPTIMMUNE all appropriate environmental monitoring within the Manufacturing Space and make the agreed number of plates available to Catapult for analysis; and

10.1.9                                comply with its obligations under the QTA.

10.2                                 If Catapult’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of ADAPTIMMUNE, its agents, sub-contractors or employees, Catapult shall not be liable for any costs, charges or loss sustained or incurred by ADAPTIMMUNE arising directly or indirectly from such prevention or delay.

10.3                                 Should there be any material breach of the obligations set out in clause 10.1 and on provision of notification by CATAPULT to correct within a specific timescale, ADAPTIMMUNE fails to make such correction then to the extent that such material breach materially impacts another collaborator or the Centre, CATAPULT may take immediate corrective measures to address such breach and ADAPTIMMUNE will compensate CATAPULT for all out of pocket expenses so incurred.

11.                                        BACKGROUND INTELLECTUAL PROPERTY

11.1                                 Subject to the provisions of this Agreement, Catapult hereby grants to ADAPTIMMUNE a non-exclusive, fully paid-up, royalty-free, licence, under Catapult’s Background Intellectual Property to undertake the Project.

11.2                                 Subject to the provisions of this Agreement ADAPTIMMUNE hereby grants to Catapult a limited, non-exclusive, fully paid-up, royalty-free, licence to use any ADAPTIMMUNE rights in its Confidential Information or any ADAPTIMMUNE rights in copyright works, or Know How solely to the extent strictly necessary to perform the Project during the Term. Any license to use rights in Confidential Information shall be subject to clause 13 below. In the event Catapult requires a licence to ADAPTIMMUNE Background Intellectual Property only to the extent required to conduct its obligations under this Agreement, ADAPTIMMUNE will not unreasonably withhold or delay its consent so as to prevent Catapult from performing the Project. Such consent shall not apply to any patent right held by ADAPTIMMUNE, in relation to which consent to provide any license will be considered in ADAPTIMMUNE’s sole discretion.

11.3                                 From the date that is 2 years after the Effective Date such license at 11.1 will extend to permit ADAPTIMMUNE to replicate the Module, or in the alternative, to such extent as required to enable ADAPTIMMUNE to otherwise replicate ADAPTIMMUNE’s Manufacturing Process, or to produce ADAPTIMMUNE’S Product as manufacture and produced in the Manufacturing Space, provided it is acknowledged and agreed by ADAPTIMMUNE that ADAPTIMMUNE, at its own cost, will need to procure the consents required to use any Third Party Intellectual Property Rights forming any part of the following items that constitute the overall Catapult Background Intellectual Property for use outside the Centre: the Electronic Quality Management System, the Laboratory Information Management System, Warehouse Management System and Environmental Monitoring System (it is acknowledged Catapult cannot  procure the grant of such rights and that Catapult accepts no liability whatsoever for i. claims resulting from breaches of any Third Party Intellectual Property Rights resulting from ADAPTIMMUNE’S failure to obtain any rights required under this Clause 11.2, or ii. ADAPTIMMUNE’s use of the relevant Catapult Background Intellectual Property without a licence to the necessary Third Party’s Intellectual Property).

11.4                                 This Agreement does not affect the ownership of any Intellectual Property in any Background Intellectual Property, Know-how, or materials of a Party.  Each Party shall retain the ownership rights in and to its Background Intellectual Property and except for the licenses granted explicitly under this Agreement, nothing in this Clause 11 shall be construed as giving to either Party any rights to use any Intellectual Property of the other Party.

12.                                        FOREGROUND INTELLECTUAL PROPERTY

12.1                                 Catapult grants to ADAPTIMMUNE a non-exclusive, fully paid-up, royalty-free, worldwide, sub-licensable licence under the Catapult Foreground Intellectual Property to undertake the Project.

12.2                                 Subject to Clause 11.3 and the conditions attaching to any Catapult Background Intellectual Property required to use the Catapult Foreground Intellectual Property, from the date that is 2 years from the Effective Date, such license will extend to permit ADAPTIMMUNE to replicate the Module, or in the alternative, to such extent as required to enable ADAPTIMMUNE to otherwise replicate the ADAPTIMMUNE Manufacturing Process, or to produce the ADAPTIMMUNE Product.

12.3                                 Any costs associated with the licence of any Intellectual Property to ADAPTIMMUNE under this Clause 12 will be borne by ADAPTIMMUNE.

12.4                                 To the extent that any Catapult Foreground Intellectual Property is capable of prospective assignment, ADAPTIMMUNE now assigns the Catapult Foreground Intellectual Property to Catapult; and to the extent any Catapult Foreground Intellectual Property cannot prospectively be assigned, ADAPTIMMUNE shall assign such Catapult Foreground IP to Catapult as and when they are created, at the request of Catapult.

13.                                        CONFIDENTIAL INFORMATION

13.1                                 The Receiving Party undertakes:

13.1.1                                to maintain as secret and confidential all Confidential Information of the other Party;

13.1.2                                to use such Confidential Information only for the purposes of this Agreement or in the case of ADAPTIMMUNE for use of the Module or other licensed purpose in each case in accordance with this Agreement and/or the QTA; and

13.1.3                                to disclose such Confidential Information only to those of its employees, contractors, and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

13.2                                 The provisions of Clause 13.1 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable, written evidence:

13.2.1                                was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal;

13.2.2                                is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party;

13.2.3                                is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates, or sub-licensees;

13.2.4                                is independently developed by the Receiving Party by individuals who have not had any direct or indirect access to the Disclosing Party’s Confidential Information; or

13.2.5                                the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party’s request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency, or authority’s procedures. To the extent ADAPTIMMUNE takes a decision that this Agreement is required to be filed with the Securities Exchange Commission in the United States, the Parties will work together to agree a confidentiality treatment request in relation to the Agreement, however ADAPTIMMUNE will have the final determination in relation to what needs to be filed with the SEC and what will become publicly available as a result of such filing.

13.3                                 The Receiving Party shall procure that all of its employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Clause 13.1 applies, shall be made aware of and subject to these obligations and shall be subject to undertakings of confidentiality at least as restrictive as Clauses 13.1 and 13.2 and which apply to the Disclosing Party’s Confidential Information before being given access to the Disclosing Party’s Confidential Information.

13.4                                 Upon any termination of this Agreement, the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made, and make no further use or disclosure thereof save that the Receiving Party shall not be obliged to purge or delete Confidential Information of the Disclosing Party from its IT systems and shall be permitted to retain one (1) copy of all such Confidential information in its legal files for purposes of ensuring compliance with the terms of this Agreement. Each Party shall be entitled to continue to use the other’s Confidential Information to the extent required to provide responses to any Regulatory Authority or to otherwise satisfy any obligations under Applicable Laws or to any Regulatory Authority. Such ongoing use shall remain subject to the provisions of confidentiality set out in this Clause 13.

13.5                                 For the avoidance of doubt, and in light of Catapult’s objective to disseminate best practices and foster the development of the regenerative medicine sector in the UK, Catapult shall be entitled to publish or otherwise disclose any of its Confidential Information, including the Catapult Intellectual Property.

13.6                                 Catapult will agree written obligations of confidence equivalent to those set out in this Agreement with any third party Collaborator that has access to the Shared Restricted Access Area in relation to ADAPTIMMUNE’s Confidential Information. Where possible ADAPTIMMUNE will be given a third party right to enforce such confidentiality provisions. Catapult will provide evidence of such confidentiality obligations on request from ADAPTIMMUNE.

14.                                        WARRANTIES

All Party Warranties

14.1                                 Each Party warrants, represents and undertakes to the other that:

14.1.1                                it has full capacity and authority to enter into and to perform this Agreement;

14.1.2                                as at the Effective Date, there are no:

14.1.2.1                                         actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it before any court or administrative body or arbitration tribunal and which in the case of ADAPTIMMUNE relate to its use or occupancy of the Module, its ability to pay for any Financial Contribution under this Agreement and to participate in the Project generally or in the case of CATAPULT relate to its ability to provide the Module or provide the Module in accordance with its responsibilities under this Agreement or to participate in the Project generally; or

14.1.2.2                                         investigations by any Regulatory Authority pending or, to its knowledge, threatened against or affecting it and which relate to the Centre, Module or to ADAPTIMMUNE’s Process or Product;

14.1.3                                once duly executed, this Agreement will constitute its legal, valid and binding obligations; and

14.1.4                                it is not aware of any matters which might adversely affect its ability to perform its obligations pursuant to this Agreement.

Catapult Warranties

14.2                                 Catapult warrants to ADAPTIMMUNE that from the Effective Date until the Termination Date:

14.2.1                                it will at all times have the ability and all rights, titles and Necessary Consents to perform its obligations under this Agreement;

14.2.2                                it will not breach the material terms or other materially breach the terms of the Lease and will comply with all material terms of the Lease that affect the Catapult’s ability to grant the rights to occupy and use the Module and the Centre;

14.2.3                                the Lease is in full force and effect;

14.2.4                                it will perform its obligations and responsibilities under this Agreement with all due care and skill, in accordance with the Service Level Commitments, and in any event in accordance with Applicable Law; and

14.2.5                                it will make available the Centre and the Module in accordance with the provisions of this Agreement and in any event in accordance with all Applicable Law.

ADAPTIMMUNE Warranties

14.3                                 ADAPTIMMUNE warrants, represents and undertakes to Catapult that from the Effective Date until the Termination Date it will:

ensure it will at all times have the ability and all rights, titles and Necessary Consents to perform the Adaptimmune Manufacturing Process and to produce the Adaptimmune Product in accordance with the terms of this Agreement ; For clarity such warranty will not include any obligation to obtain rights, titles and Necessary Consents for operation of the Centre (but not the Module); and perform both its obligations under this Agreement and all activities in respect of the Project in accordance with all Applicable Law and the Code of Conduct.

15.                                        INDEMNITY

15.1                                 ADAPTIMMUNE agrees to indemnify, and hold Catapult harmless from and against Liabilities that Catapult suffers or incurs arising out of or in connection with:

15.1.1                                any claim or proceedings made, brought or threatened against Catapult by a Third Party in respect of the ADAPTIMMUNE Product or Process because of the negligence, omission or misconduct of ADAPTIMMUNE, its employees, agents or subcontractors;

15.1.2                                any loss of or damage to the tangible property or equipment belonging to a Third Party caused by or resulting from the negligence, omission, or wilful misconduct of ADAPTIMMUNE, its employees, agents or subcontractors;

15.1.3                                any costs relating to an investigation, action or proceeding by a Regulatory Authority which arises as a result of ADAPTIMMUNE’s material breach of this Agreement; and

15.1.4                                breach by ADAPTIMMUNE of the warranties given at Clauses 14.3 or failure by ADAPTIMMUNE to comply with Applicable Laws.

15.2                                 Where Catapult claims the right to be indemnified by ADAPTIMMUNE pursuant to Clause 15.1, it shall be obliged to take such measures as are reasonable in the relevant circumstances to mitigate the loss or damage which has occurred or may occur.

15.3                                 Indemnification of Catapult under this Clause 15 is conditional upon: (a) the indemnified claim not being caused by or resulting from the negligence, omission, breach or wilful misconduct of Catapult, its employees, agents or subcontractors; and (b) Catapult promptly, on becoming aware of such claim, notifying ADAPTIMMUNE of the existence of the relevant claim, ceding sole defence of any claim to ADAPTIMMUNE and not making any admission or settlement without ADAPTIMMUNE’s consent.

15.4                                 Catapult agrees to indemnify, and hold ADAPTIMMUNE harmless from and against Third Party Claims that ADAPTIMMUNE suffers or incurs arising out of or in connection with: any personal injury caused to any Third Party caused by the negligence, wilful misconduct or breach of this Agreement by CATAPULT its employees, agents or subcontractors or (b) any failure to comply with Applicable Laws.

15.5                                 Indemnification of ADAPTIMMUNE under this Clause 15 is conditional upon (a) indemnified claim not being caused by or resulting from the negligence, omission, breach or wilful misconduct of ADAPTIMMUNE, its employees, agents or subcontractors; and (b) ADAPTIMMUNE promptly, on becoming aware of such claim, notifying Catapult of the existence of the relevant claim, ceding sole defence of any claim to Catapult, and not making any admission or settlement without Catapult’s consent.

16.                                        LIMITATION OF LIABILITY

16.1                                 Collaborators occupying the Centre generally, and ADAPTIMMUNE and Catapult in particular with respect to this Agreement, in choosing to employ the Centre as a base for GMP manufacturing activities accept and acknowledge a degree of risk inherent in any multi-mode, shared occupancy manufacturing facility and the nature of the biological processes undertaken within. Occasional unforeseen situations may arise associated with, for example utilities, equipment and associated processes that have the potential to disrupt or have a detrimental impact on processing, including on the products manufactured and developed at the Centre, and/or the manufacturing process(es) utilised at the Centre, by Collaborators.

16.1.1                                In light of this, Catapult will procure from each Collaborator, prior to their occupation of the Centre, contractual agreement not to commence or sustain legal proceedings against ADAPTIMMUNE (or any other Collaborators or Catapult)  for damages, or any other financial reimbursement (“Agreement Not to Sue”), as a consequence of any unexpected and unintended consequences as a result of such a situation at the Centre as described in this Clause 16.1 (“Unforeseen Risks”) unless it is a result of attributable gross negligence or wilful misconduct of ADAPTIMMUNE (or any other Collaborator or Catapult, as applicable), breach of confidence, material breach of any obligation under the relevant collaborator’s (or Catapult’s) collaboration agreement or quality agreement for the Centre , or material breach of Catapult SOPs or breach of Applicable Laws, by ADAPTIMMUNE (or any other Collaborators or Catapult, as applicable) and shall procure a direct right of enforcement of such Agreement Not to Sue by ADAPTIMMUNE against each such Collaborator or Catapult pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.1.2                                With respect to each Collaborator that Catapult has obtained an enforceable Agreement Not to Sue in accordance with Clause 16.1.1, which ADAPTIMMUNE has a direct right to enforce against such collaborator pursuant to the Contracts (Rights of Third Parties) Act 1999, ADAPTIMMUNE agrees that it shall not commence or sustain legal proceedings against such a collaborator for damages, or any other financial reimbursement, as a consequence of any Unforeseen Risks unless it is a result of attributable gross negligence or wilful misconduct of, or a breach of confidence, material breach of any obligation under the relevant collaborator’s collaboration agreement or quality agreement for the Centre, or material breach of Catapult SOPs or breach of Applicable Laws by, such a collaborator.

16.1.3                                Catapult and ADAPTIMMUNE, each agree not to commence or sustain legal proceedings against the other Party for damages, or any other financial reimbursement, as a consequence of any Unforeseen Risks unless it is a result of attributable gross negligence or wilful misconduct of the other Party, or is a breach of confidence, material breach of any obligation under this Agreement or the QTA, or a material breach of Catapult SOPs or breach of Applicable Laws, by the other Party.

This Clause 16.1 is not intended to qualify, and is subject to and without prejudice to, each Party’s rights and obligations under Clause 15 (Indemnity).

16.2                                 Without prejudice to Clauses 16.1, 16.4, 16.5 and 16.6, the maximum aggregate Liability of ADAPTIMMUNE which arises from events which occur in any Year will be limited to five million pounds sterling (£5,000,000) for any 1 event, or any number of separate events  (each with a limit of £5m).

16.3                                 Without prejudice to Clauses 16.1, 16.4 and 16.5, the maximum aggregate Liability of Catapult which arises from any single event  will be limited to (£5,000,000) for any 1 event, or any number of separate events (each with a limit of £5m).

16.4                                 In no circumstances shall any Party have any Liability for:

16.4.1                                any indirect, special or consequential loss; including

16.4.2                                any loss of profits, revenue, business opportunity, data, or goodwill.

16.5                                 Nothing in this Agreement limits or excludes any person’s liability to the extent that it may not be so limited or excluded by law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud or fraudulent misrepresentation.

16.6                                 Without prejudice to Clause 16.5, nothing in this Agreement will operate to exclude or restrict either Party’s Liability:

16.6.1                                under the indemnity contained in Clause 15; or ( in each of 16.6.2 and 16.6.3 below, other than when the specific conditions stipulated in the Agreement are met so as to justify otherwise);

16.6.2                                to pay the Compensations; or

16.6.3                                for any breach of confidentiality under this Agreement.

16.7                                 The Parties agree that they have negotiated this Clause 16 and the allocation of risk in this Clause is a fair and equitable position.

17.                                        DURATION AND TERMINATION

17.1                                 This Agreement, and the licences granted hereunder, shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Clause 17 or unless specified in the continuing obligations provisions of this Agreement as having continued effect, shall continue in force for 12 months from the Actual Occupation Date (“Initial Period”) and will automatically renew for further 12 month periods for a maximum period of 5 calendar years from the Actual Occupation Date, and on such date this Agreement shall terminate automatically by expiry.

17.2                                 Either party shall be able to terminate on the provision of 12 months’ written notice to the other party.

17.3                                 The Parties may terminate this Agreement at any time by mutual agreement to do so in writing signed by the authorised signatories of the Parties and the provisions of Clauses 18.1 shall not apply.

17.4                                 Either Party may elect to terminate this Agreement at any time by notice in writing to the other Party, such notice to take effect as specified in the notice:

17.4.1                                if the other Party is in material breach of this Agreement (including any breach of Clause 20) and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the party receiving notice specifying the breach and requiring its remedy; or

17.4.2                                if (A) the other Party becomes insolvent or unable to pay its debts as and when they become due; or (B) an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction); or (C) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the other party’s assets or business; or (D) the other Party makes any composition with its creditors; or (E) the other Party ceases to continue its business; or (F) as a result of debt and/or maladministration the other party takes or suffers any similar or analogous action in any jurisdiction.

17.5                                 In the event that an MHRA MIA (IMP) license or any other consent required for operation of the Centre by Catapult in accordance with GMP or Applicable Laws is not granted to Catapult on or before 1 September 2018, (the “Target Licence Date”), ADAPTIMMUNE will be able to terminate this Agreement immediately upon written notice to Catapult from such date.  In such circumstances, ADAPTIMMUNE will have no liability for any Compensations under Clause 18.1 (other than for all Inputs directly associated with ADAPTIMMUNE’s occupation of the Centre to the date it vacates the Centre and which are due and payable under the terms of this Agreement).

17.6                                 In the event ADAPTIMMUNE chooses to delay occupation of the Module beyond the date by which Catapult has satisfied the criteria to enable the Actual Occupation Date to be declared (as set out in paragraph b of the definition),  such a delay will cause the revised deadline for an MHRA MIA (IMP) licence or Necessary Consent to be granted, and the date by which termination may be tendered, under Clause 17.8, to be delayed by a period equal to the period of ADAPTIMMUNE chooses to delay occupation beyond the date Catapult has discharged its obligations to enable declaration of the Actual Occupation Date under paragraph b of the definition.

17.7                                 A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

17.8                                 If there is destruction or damage to the Centre that leaves the whole or substantially the whole of the Centre and / or the Module unfit for occupation and use or inaccessible so that ADAPTIMMUNE is unable to continue practising or developing the ADAPTIMMUNE Process so as to produce the ADAPTIMMUNE Product,  and the Module has not been made fit for occupation and such use by ADAPTIMMUNE within 6 months the date of such destruction or damage (or planned date for correction exceeds 6 months) then either Party may serve notice on the other to terminate this Agreement with immediate effect, such notice to expire after 6 months of the date of such destruction or damage.

17.9                                 If there is destruction or damage to the Centre by any of the Insured Risks that leaves the whole or substantially the whole of the Centre and / or the Module unfit for occupation and use or inaccessible, then, save to the extent that the Catapult’s insurance has not been vitiated or policy moneys refused because of any act or default of ADAPTIMMUNE then the Facility Contribution, the Activity Related Inputs Contributions, the Integral Contributions, and the Business Rates or a fair proportion of them shall not be payable from and including the date of such damage or destruction until the earlier of the date that the Module is once again fit for occupation and use and accessible.

18.                                        CONSEQUENCES OF TERMINATION

18.1                                 ADAPTIMMUNE recognises that considerable planning and advanced preparation is required to ensure timely ADAPTIMMUNE occupation of the Module.  In recognition of the opportunity cost of reserving a Module for ADAPTIMMUNE, if ADAPTIMMUNE serves notice to terminate this Agreement in any circumstances other than as set out in Clauses 17.3 or 17.4 (but only where a breach is committed by Catapult), ADAPTIMMUNE will compensate Catapult as follows:

Following notice to terminate, during the notice period ADAPTIMMUNE will continue to pay to Catapult the Contributions ADAPTIMMUNE would have paid had this Agreement not been terminated; no other sums are required. Such sum shall be due whether ADAPTIMMUNE occupies the Module¸ or elects to vacate the Module in advance of the end of this 1 year notice period) which shall include: the Facility Contribution; the Business Rates Contribution; the Integral Input Contributions, any Services Costs, any Establishment Input Contributions, any Additional Input Contributions and any other unavoidable costs resulting from the Module remaining unoccupied for up to a period of 1 year (the “Compensations”). Catapult will, to the extent that it is reasonably able to do so in the circumstances, release ADAPTIMMUNE from its obligations where a suitable alternative collaborator is secured by Catapult. In addition, under these circumstances ADAPTIMMUNE will not be liable to pay the Compensations for any period from the Expected Occupation Date that the Module and the Centre is not ready for occupation during the 1 year period that such Compensations would have been due.

In recognition of the inherent difficulties of moving from a collaborative manufacturing centre to alternative manufacturing facilities, it is understood that COLLABORATOR may wish to extend the Term for between six to twelve months beyond the end of the notice period.  Not less than six months prior to the end of the notice period, COLLABORATOR may make a request to Catapult, and Catapult may agree to negotiate with ADAPTIMMUNE to extend the Term for an additional period of between 6 and 12 months.  If Catapult agrees, any extension of the Term will only be effective when confirmed in writing by both Parties.

Where ADAPTIMMUNE has notified Catapult under its notice in clause 17.2 above that it wishes to cease paying the Compensations and to vacate the Module as quickly as possible then Catapult will use all reasonable efforts to procure another Collaborator to occupy the Module as quickly as possible. To the extent such third party Collaborator is able to occupy the Module within the 12 month notice period, the Parties will work to agree a shortening of such notice period and reduction in payment of Compensations due to reflect earlier occupation by third party Collaborator. For clarity, the obligation on Catapult to procure another Collaborator to occupy the Module will not mean Catapult is under any obligation to forsake potential income from any other module in the Centre that it would have received had ADAPTIMMUNE not tendered its notice to terminate.

18.2                                 The provisions of Clause 18.1 shall not apply where this Agreement is terminated in accordance with Clause 20.

18.3                                 Upon termination of this Agreement for any reason (and unless otherwise agreed by the Parties in a subsequent, written agreement, including any agreement entered into in accordance with the provisions of 9iii):

18.3.1                                the provisions of 11, 12, 13, 14, 15, 16, 18 19, and 24 shall remain in force;

18.3.2                                the Collaboration will terminate, subject to any subsisting and continuing obligations; and

18.3.3                                A. Each Party will cease using the other Party’s Confidential Information (save where such ongoing use is in accordance with any ongoing license);

B. For clarity, “cease using” in A. above will not prevent Catapult from retaining such Confidential Information that has been backed up as part of the Catapult’s normal business procedures and there will be no obligation on Catapult to purge or delete such Confidential Information stored in this way. This is subject to the obligations of confidentiality under this Agreement continuing to apply to any and all Confidential Information so retained for so long as they are in the possession or control of Catapult;

C. Catapult agrees that ADAPTIMMUNE will have continued access to any Catapult provided IT systems during the notice period that is on a basis that is no different from the pre-existing rights of access it enjoyed before the notice period commenced. At the end of any notice period Catapult will supply ADAPTIMMUNE with a paper copy of any Confidential Information that continues to be stored on Catapult provided IT systems if it is requested by ADAPTIMMUNE; and

D. To the extent ADAPTIMMUNE requires access to any information or data held by Catapult to address any request from any regulatory authority or in relation to any product recall after termination of this Agreement, to the extent Catapult has retained such information or data or has access to such information or data, Catapult will provide reasonable assistance to ADAPTIMMUNE to enable ADAPTIMMUNE to access such information or data.

19.                                        INSURANCE

19.1                                 Catapult shall take out with a reputable insurance company and maintain at all times during the Term of this Agreement professional indemnity, public and product liability insurance including against all loss of and damage to the Module, the Centre, and injury to persons including death arising out of or in connection with this Agreement.  Such insurances may be limited in respect of one claim provided that such limit must be at least £5 million (five million pounds).

19.2                                 ADAPTIMMUNE shall take out with a reputable insurance company, and maintain at all times during the Term of this Agreement public and product liability insurance including against all loss of and damage to the Module and Centre arising out of or in connection with this Agreement and caused by or to ADAPTIMMUNE, injury to persons including death arising out of or in connection with this Agreement, and against all loss of and damage to any ADAPTIMMUNE owned equipment, or ADAPTIMMUNE personnel personal effects within the Module or in the Centre generally.  Such insurances may be limited in respect of one claim provided that public and product liability will have a limit of at least £3 million pounds prior to any commercial sale of Product by Adaptimmune (excluding use of Product in association with any clinical trials) and £5 million pounds from the date of first commercial sale of Product by Adaptimmune. During the period in which any Product is used in association with any clinical trials, ADAPTIMMUNE shall also hold clinical trials insurance which may be limited in respect of one claim provided that the aggregate limit is at least £5 million pounds. ADAPTIMMUNE acknowledges that Catapult will have no responsibility for any ADAPTIMMUNE owned equipment or any ADAPTIMMUNE personnel personal effects located in the Module or any other part of the Centre save where any damage to such is caused directly by Catapult negligence or intentional misconduct. With respect to public liability insurance required to be taken out by ADAPTIMMUNE under this Agreement, ADAPTIMMUNE will ensure Catapult is noted as a beneficiary on the policy so that it is an interested party with respect to such policy or alternatively the policy includes ‘additional insureds’ language requiring the insurance company to indemnify against liability that ADAPTIMMUNE is obligated to provide.

20.                                        ANTI-BRIBERY AND ANTI-CORRUPTION

20.1                                 Each Party agrees that, in connection with this Agreement and the Projects, they shall each, (and shall procure that their respective officers, employees, agents and any other persons who perform services for them or on their behalf in connection with this Agreement shall):

20.1.1                                not commit any act or omission which causes or could cause the other Party to breach, or commit an offence under, any laws relating to anti-bribery and/or anti-corruption including Foreign Corrupt Practices Act in the United States and the UK Anti-Bribery Act;

20.1.2                                keep accurate and up to date records showing all payments made and received and all other advantages given and received in connection with this Agreement and the steps taken to comply with this Clause 20, and permit the other Party to inspect those records as reasonably required;

20.1.3                                promptly notify the other Party of:

20.1.3.1                                         any request or demand for any financial or other advantage received by it (or that person); and

20.1.3.2                                         any financial or other advantage it (or that person) give or intend to give whether directly or indirectly in connection with this Agreement; and

20.1.3.3                                         promptly notify the other Party of any breach of this Clause 20.

20.2                                 Any breach of this clause 20 shall constitute a material breach.

21.                                        PUBLICITY

The Parties agree consent is required in before use of the other’s name, or any adaptation of their name, or any of their logo(s), trademark(s), or other of their device(s) in any advertising, promotional, or sales materials (however, they also agree that such consent is not to be unreasonably withheld).

22.                                        STATE AID

22.1                                 The parties acknowledge that Catapult is a ‘Research Organisation’ as defined under European Union legislation and has an obligation to ensure, and is subject to audits to demonstrate, that all activities it undertakes are compliant with EU state aid rules, including its activities under this Agreement.  The parties therefore agree that, notwithstanding any other provision of this Agreement:

22.1.1                                Catapult shall be entitled to cooperate fully with any investigation by any grant funder of Catapult or by the European Commission or any court of law with respect to this Agreement regarding the grant/alleged grant of state aid and the provision of Services hereunder and ADAPTIMMUNE shall, if so requested by Catapult, promptly provide to

Catapult all reasonable and necessary assistance in connection with any such investigation(s);

22.1.2                                Catapult shall keep ADAPTIMMUNE informed of any active and specific investigation into this Agreement and, where possible, liaise with ADAPTIMMUNE concerning any response to the European Commission; and

22.1.3                                the parties shall comply with any ruling of the European Commission or court of law in relation to the application of the EU state aid rules to this Agreement.

22.2                                 The obligations set out in Clause 22.1 above shall subsist for a period of 10 years from the date of this Agreement, notwithstanding any earlier termination of this Agreement.

23.                                        NOTICES

23.1                                 Any notice required to be given under this Agreement shall be given in writing and sent by prepaid airmail post or courier, delivered personal, or sent by email to the following addresses or such other address as may be notified by the relevant party from time to time in writing:

To Catapult:	To ADAPTIMMUNE:

If sent by post to: Cell Therapy Catapult 12th Floor Tower Wing Guy’s Hospital Great Maze Pond London SE1 9RT United Kingdom	If sent by post to: Adaptimmune Limited 60 Jubilee Avenue Milton Park Abingdon Oxfordshire OX14 4RX United Kingdom

For the attention of: Matthew Durdy, CBO	For the attention of: John Lunger; with a copy to General Counsel

If sent by email, to: matthew.durdy@ct.catapult.org.uk	If sent by email, to: legal@adaptimmune.com

23.2                                 Any notice so sent shall be deemed to have been duly given:

23.2.1                                if sent by personal delivery or courier, on delivery at the address of the relevant party;

23.2.2                                if sent by prepaid airmail post, five days after the date of posting; and

23.2.3                                if sent by email, only on acknowledgement of receipt, such acknowledgement not being an automated message.

24.                                        FURTHER ASSURANCES

Each party shall, as and when requested by the other party and without charge, do all such acts and execute all such documents as may be reasonably necessary to give full effect to the provisions of this Agreement.

25.                                        ENTIRE AGREEMENT

25.1                                 This Agreement constitutes the entire agreement between the parties and supersedes and replaces any and all previous agreements, understandings or arrangements between the parties, whether oral or in writing, relating to its subject matter.

25.2                                 The parties acknowledge that in entering into this Agreement they do not rely on any statement, representation (including, without limitation, any negligent misrepresentation but excluding any fraudulent misrepresentation), warranty, course of dealing, custom, understanding or promise except for those expressly set out in this Agreement.

25.3                                 The parties irrevocably and unconditionally waive any rights and/or remedies they may have to the fullest extent permitted by law (including without limitation the right to claim damages and/or to rescind this Agreement) in respect of any misrepresentation (including, without limitation, any negligent misrepresentation but excluding any fraudulent misrepresentation).

25.4                                 Except as expressly set forth in this Agreement, neither party grants to the other by implication, estoppel or otherwise, any right, title, licence or interest in any Intellectual Property Right

26.                                        VARIATION

26.1                                 Subject to Clause 26.2, no variation or amendment to this Agreement shall be effective unless it is made in writing and signed by the duly authorised representatives of both parties.

26.2                                 The following principles will be adhered to in the event a change is proposed by Catapult to Schedule 8 (Warehouse and Procurement Management Provisions), Schedule 9 (Quality Control), Schedule 10 (IT Infrastructure), and Schedule 12 (Module and Centre Specifications) only:

26.2.1                                If the proposed change has no material impact on ADAPTIMMUNE Product(s) or Process(es), or ADAPTIMMUNE’S compliance with GMP guidelines or would not require ADAPTIMMUNE to amend or change any regulatory filing or regulated procedure, Catapult may enact the change by a written notification (signed by a member of Catapult’s Quality team) to ADAPTIMMUNE, such written notification forming an amendment to this Agreement. Catapult will provide at least 30 days notification ahead of the notification;

26.2.2                                If the proposed change has a material impact on the ADAPTIMMUNE Product(s) or Process(es), or ADAPTIMMUNE’S compliance with GMP guidelines, or would require ADAPTIMMUNE to amend or change any regulatory filing or regulated procedure, such change will require the mutual written consent of the Parties in the form of an amendment including the authorised signatories of their respective Quality Teams where relevant to quality procedures to this Agreement in accordance with Clause 26.1; or

26.2.3                                If ADAPTIMMUNE does not agree that a change under clause 26.2.1 has no material impact, the matter will be resolved through the use of the Expert Determination Procedure under Schedule 13;

26.3                                 This section shall not override the Quality Technical Agreement in relation to changes relating to quality.

27.                                        ASSIGNMENT AND SUB-CONTRACTING

27.1                                 Subject to Clause 27.2, neither Party shall assign, sub-contract, mortgage, charge, or otherwise transfer any rights or obligations under this Agreement, without the prior written consent of the other Party.

27.2                                 Either Party may assign and transfer all its rights and obligations under this Agreement to an Affiliate provided that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement.  Catapult will be entitled to sub-contract any of its obligations under this Agreement, provided that it shall ensure any relevant obligations are passed on to such sub-contractor and Catapult shall be responsible for the performance of such sub-contractor.

28.                                        WAIVER

No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

29.                                        SEVERABILITY

If any provision (or part of any provision) of this Agreement is held to be invalid, void or otherwise unenforceable by a court of competent jurisdiction from whose decision no appeal is available, or from whose decision no appeal is made within the applicable time limit, then the provision (or relevant part of the provision) shall be re-written to be compliant where possible or omitted and the remaining provisions of this Agreement (and parts of the relevant provision, as applicable) shall continue in full force and effect. Should a material provision be rendered void, unenforceable or invalid by a court, either Party may terminate this Agreement within 30 days of the relevant court finding of voidness, unenforceability or invalidity.

30.                                        RELATIONSHIP OF THE PARTIES

Nothing in this Agreement is intended to, or shall be deemed to, establish or imply any agency, partnership or joint venture between the parties. Neither party shall act or describe itself as the agent of the other party and neither party shall have, or hold itself out as having any authority to make commitments for or on behalf of the other party.

31.                                        THIRD PARTY RIGHTS

This Agreement does not create any right enforceable by any person who is not a party to it.

32.                                        GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

33.                                        DISPUTE RESOLUTION PROCEDURE

33.1                                 If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (“Dispute”), then, except as expressly provided in specific clauses of this Agreement, the Parties shall follow the procedure set out in this clause:

(a) either Party shall give to the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice, the Chief Business Officer of the Catapult, and Chief Finance Officer of ADAPTIMMUNE shall attempt in good faith to resolve the Dispute;

(b) if the Chief Business Officer of Catapult and Chief Finance Officer of ADAPTIMMUNE are for any reason unable to resolve the Dispute within 30 days of service of the Dispute Notice, the Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration will be London.

34.                                        COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original of this agreement, but all the counterparts shall together constitute the same agreement.  If this Agreement is executed in counterparts, it shall not be effective unless and until each party has executed and delivered a counterpart to the other party.

35.                                        FORCE MAJEURE

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party (each Party having in place appropriate disaster recovery and fail-safe measures to minimise the risk of force majeure), including without limitation labour disputes involving that Party.  The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so. To the extent any force majeure continues for more than 3 continuous months, the affected Party may service 14 days written notice to terminate this Agreement. Such termination shall be automatic on expiry of the 14 day period provided the force majeure event has not ceased.

36.                                        DATA PROTECTION

36.1                                 In this Agreement the terms “Personal Data”, “Data Processor”, “Data Subject”, “Process” and “Data Controller” are as defined in the Data Protection Act 1988 (“Act”) or the GDPR or other data protection legislation in force in the UK from time to time. Each Party shall comply with its respective obligations under the provisions of the Act.

36.2                                 The Data Controller shall be determined in accordance with the Act.

36.3                                 Insofar as ADAPTIMMUNE provides or otherwise makes available Personal Data to Catapult and such Personal Data is Processed by Catapult, or if Catapult is required to Process Personal Data in connection with this Agreement; Catapult shall (a) keep such Personal Data strictly confidential; (b) only distribute to employees of Catapult to the extent such employees require access to such Personal Data for the performance of the Agreement; (c) not transfer such Personal Data to any third party (including any sub-contractor) without the prior written approval of ADAPTIMMUNE; outside of the EU; (e) only transfer Personal Data outside of the EU with the prior written consent of ADAPTIMMUNE; (f) only Process the Personal Data for purposes authorised by ADAPTIMMUNE and in accordance with any instructions provided by ADAPTIMMUNE (and for clarity, any purpose set out in this Agreement will be deemed to meet this requirement to the extent processing is require for the performance of that purpose); and (g) keep such Personal Data secure in accordance with the requirements of the Act and the principles articulated in the Act. Should Catapult receive any request from a Data Subject in relation to any Personal Data provided by ADAPTIMMUNE, Catapult shall immediately pass on such Data Subject request to ADAPTIMMUNE.

36.4                                 To the extent required under data protection legislation, each Party will permit and assist the other to carry out any privacy impact assessments or other data protection assessments reasonably required under data protection legislation.

AGREED by the parties through their duly authorised representatives on the date written at the start of this Agreement:

SIGNED for and on behalf of:		SIGNED for and on behalf of:

Cell Therapy Catapult Limited		Adaptimmune Limited

Signature:	/s/ Matthew Durdy	Signature:	/s/ James Noble

Name: Matthew Durdy		Name: James Noble

Title: CBO		Title: CEO

SCHEDULE 1

WORK STREAMS

A.

Development and operation of ADAPTIMMUNE Manufacturing Process for the production of ADAPTIMMUNE Product

B.

Development and operation of a multi-product manufacturing centre and its associated quality management system

C.

Development and operation of a supply and distribution chain

SCHEDULE 2

Part 1 - Occupation of Module

1.                                               Definitions

In this Schedule 2: -

1.1                                        “Co-location Fee” means the aggregate of the Facility Charge and Business Rates payable under clauses 8.1.1 and 8.1.2 of this Agreement.

1.2                                        “end of the Licence Period” means the expiry of the Licence Period or its earlier termination pursuant to Clause 17 or Clause 19 of this Agreement.

2.                                               Occupation of the Module

Catapult permits ADAPTIMMUNE to occupy the Module for the performance of the Project for the Term in common with Catapult and all others authorised by Catapult  together with the rights mentioned in Part 2 of this Schedule and subject to the rights reserved to Catapult in Part 3 of this Schedule and subject further to payment of the Colocation Fee in accordance with Clause 8 of this Agreement.

3.                                               ADAPTIMMUNE’s Covenants and Acknowledgement

3.1                                        ADAPTIMMUNE covenants with Catapult as follows:

3.1.1                                       to keep the Module clean, tidy and clear of rubbish;

3.1.2                                       not to use the Module other than for the Permitted Use;

3.1.3                                       other than the Permitted Alterations, to not to make any alteration or addition to the Module or the Centre without the prior written consent of Catapult;

3.1.4                                       not to display any advertisement, signboards, nameplate, inscription, flag, banner, placard, poster, signs or notices at the Module or elsewhere in the Centre (that is not on agreed signage areas) without the prior written consent of Catapult, such consent not to be unreasonably withheld or delayed;

3.1.5                                       not to do or permit to be done in the Module anything which is illegal or which may be or become a disruption, nuisance (whether actionable or not), annoyance, inconvenience, or disturbance to Catapult, or to other occupiers of the Centre or to the owner or occupier of neighbouring property;

3.1.6                                       not to cause or permit to be caused any damage (other than general wear and tear as would be expected from general usage of the Module over time for the Project) to:

3.1.6.1                                                the Module, Centre or any neighbouring property; or

3.1.6.2                                                any property of the owners or occupiers of any neighbouring property;

3.1.7                                       not to obstruct the Common Parts, make them dirty or untidy or leave any rubbish on them and to otherwise keep the Common Parts free and clear of any equipment, materials or personal property of ADAPTIMMUNE;

3.1.8                                       not to apply for any planning permission in respect of the Module unless agreed in advance in writing with Catapult;

3.1.9                                       not to do anything that will or might constitute a breach of any Applicable Law affecting the Centre or which will or might vitiate in whole or in part any insurance effected by Catapult in respect of the Centre from time to time and, in the case of the latter, to the extent that Catapult has made ADAPTIMMUNE aware in writing of such requirements under its insurance;

3.1.10                                (in as much as this applies to ADAPTIMMUNE as the end user of any such supplies) to comply with all laws and with any recommendations of the relevant suppliers relating to the supply and removal of electricity, gas, water, sewage, telecommunications and data and other services and utilities to or from the Module;

3.1.11                                to observe any rules and regulations Catapult makes and notifies to ADAPTIMMUNE from time to time in writing governing ADAPTIMMUNE’s use of the Module and the Common Parts, provided in each case (a) prior notice (at least 30 calendar days) is provided of such rules and regulations or any changes to such rules and regulations; (b) such rules and regulations do not impact or affect ADAPTIMMUNE’s ability to carry out the Project in accordance with Applicable Laws and its own SOPs; and

3.1.12                                not to do anything on or in relation to the Module and the Centre that would or might cause Catapult to be in breach of Catapult’s covenants and the conditions contained in the Lease, repeated, for reference, in Part 3 to this Schedule 2 and

3.1.13                                to comply with Catapult’s reasonable requests for cooperation with respect to any further development of the Centre and the Module and not to raise any objection to any noise and disturbance resulting from such further development on condition Catapult uses reasonable endeavours to minimise any disruption to ADAPTIMMUNE’s activities within the Module and the Centre and tables any planned development in the relevant forum.

3.2                                        ADAPTIMMUNE acknowledges that:

3.2.1                                       Catapult is entitled to exclusive control and possession of the Centre and the Module and nothing contained in this Agreement creates any relationship of landlord and tenant or any other relationship other than that of a licensor and licensee between Catapult and ADAPTIMMUNE; and

4.                                               Relocation of Module

Catapult shall be entitled, upon not less than 6 months’ written notice to Collaborator, from time to time, to relocate ADAPTIMMUNE to a different location within the Centre provided that: (a) Catapult has first considered all reasonable alternatives to relocation while discussing such alternatives with ADAPTIMMUNE;  (b) there is made available to ADAPTIMMUNE a module which is in all material respects the same as the Module; and (c) the Collaborator is permitted to continue occupation of the Module for 3 months in tandem with that of the proposed replacement module for the latter 3 months of the 6 month notice period to enable a smooth handover.  The costs and expenses incurred in relocating ADAPTIMMUNE shall be borne by Catapult.

5.                                               Termination

5.1                                        At the end of the Licence Period:

5.1.1                                       ADAPTIMMUNE’s rights to occupy the Module will automatically terminate;

5.1.2                                       ADAPTIMMUNE will leave the Module in the same state and condition (taking into account normal “wear and tear” usage), with all fixtures, fittings and equipment as were provided to it by Catapult as recorded in the Schedule of Condition and Inventory referred to at Schedule 7.

5.2                                        The termination of ADAPTIMMUNE’s rights to occupy the Module will be without prejudice to any subsisting breach of ADAPTIMMUNE’s obligations contained in this Schedule.

Part 2 A — Rights granted to ADAPTIMMUNE

The following rights are granted to ADAPTIMMUNE in common with Catapult, any person authorised by Catapult and all other ADAPTIMMUNE’s and occupiers of the Centre but subject to Catapult’s rights:

6.                            Running of services

To connect to and use the existing service media at the Centre for the passage of supplies to and from and to the Module.

7.                            Access and servicing

7.1                                        Access to and from the Module on foot only over the Common Parts from time to time designated by Catapult for ADAPTIMMUNE’s use.

7.2                                        To use any service area from time to time designated by Catapult for ADAPTIMMUNE’s use for loading and unloading and otherwise servicing the Module and the service roads with or without vehicles to come and go to and from that service area.

8.                            Refuse disposal

To deposit rubbish in any receptacles or waste compactors within the Common Parts provided by Catapult for that purpose and designated by Catapult for the use of ADAPTIMMUNE.

9.                            Support and shelter

Support and shelter for the Module from the Centre.

10.                     Parking

Use of up to 6 parking spaces designated by Catapult, from time to time, as available for COLLABORATOR’s use.  Overflow parking is also available to Catapult and Collaborators.

11.                     Signage

To exhibit ADAPTIMMUNE’s name in such form, shape and size as Catapult specifies as the standard size and form of such signs on any appropriate directory board within the Centre. Any signage or use of ADAPTIMMUNE name will require ADAPTIMMUNE consent and request.

12.                     Toilet facilities

To use any toilet facilities within the Common Parts designated by Catapult as facilities for the use of ADAPTIMMUNE.

13.                     Escape

On foot only, in emergencies and for fire escape drills, to use all fire escape routes in the Centre designated by Catapult for the use of ADAPTIMMUNE whether or not forming part of the Common Parts.

Part 2 B — Rights granted to ADAPTIMMUNE II

The Parties acknowledge any licence to alter entered into between them at any point (“Licence to Alter”) with respect to the modifications to the Module that the Catapult permits the ADAPTIMMUNE to perform, pursuant to the terms contained in such Licence to Alter.

Part 3 — Rights reserved to Catapult

The following rights are excepted and reserved to Catapult and all those authorised by Catapult:

14.                                        Support, shelter, light and air

14.1                                 Support and shelter for the remainder of the Centre from the Module.

14.2                                 All rights of light or air to the Module that now exist or that might (but for this reservation) be acquired over any other land.

15.                     Running of services

The passage and running of services from and to the remainder of the Centre through existing Conducting Media (if any) within the Module.

16.                     Entry on to the Module

16.1                                 To enter the Module during regular business hours and on not less than 24 hours prior notice, but excluding any period in which ADAPTIMMUNE Products are being manufactured in the Manufacturing Space  (unless notice is required under the QTA) for any purpose including (without limitation) to:

16.1.1                       estimate the current value or rebuilding cost of the Centre for insurance or any other purpose;

16.1.2                       install, inspect, clean, maintain, replace and to take readings from metering equipment, heat cost allocators and thermostatic radiator valves within or relating to the Module and to prepare an energy performance certificate; and

16.1.3                       do anything that Catapult is expressly entitled or required to do under this Agreement or the Lease or for any other reasonable purpose in connection with this Agreement including to inspect the state of repair and condition of the Module.

16.2                                 To enter the Module to carry out any works to the Module to improve their environmental performance.

16.3                                 If the relevant work cannot be reasonably carried out without entry onto the Module, to enter them to:

16.3.1                       build on or into any boundary or party walls on or adjacent to the Module;

16.3.2                       inspect, clean, maintain, repair, alter, decorate, rebuild or carry out works upon the Centre;

16.3.3                       carry out any of the necessary services; or

16.3.4                       for any other reasonable management purpose.

17.                     Common Parts and Conducting Media

17.1                                 In an emergency, or when works are being carried out to them, to close off or restrict access to the Common Parts, so long as (except an emergency) alternative facilities are provided that are not materially less convenient.

17.2                                 To change, end the use of or reduce the extent of any Common Parts or Conducting Media so long as alternative facilities are provided that are not materially less convenient or, if no alternative is provided, the use and enjoyment of the Module is not materially adversely affected.

18.                     Adjoining Property

To carry out works of construction, demolition, alteration or redevelopment on Centre and any adjoining property (and to permit others to do so) as Catapult in its absolute discretion considers fit (whether or not these works interfere with the flow of light and air to the Module).  Catapult shall use all reasonable efforts to ensure that any such works do not interfere with ADAPTIMMUNE’s use of the Module and undertaking of the Project. Where possible, Catapult shall provide all collaborators with reasonably advanced notice of any such works through the Collaborator Forums.

19.                     Plant, equipment and scaffolding

The right, where necessary, to bring plant and equipment onto the Module and to place scaffolding and ladders upon the exterior of or outside any buildings on the Centre (including the Module).

Part 3: Plans of the Module and the Centre

Accompanied Access Areas
Centre
Common Access Area
Restricted Access Area
Module
Shared Restricted Access Area

CATAPULT CGT STEVENAGE - LEVEL 0 GROUND FLOOR

ADAPTIMMUNE

Accompanied Access Areas
Centre
Common Access Area
Restricted Access Area
Module
Shared Restricted Access Area

CATAPULT CGT STEVENAGE - LEVEL 1 MEZZANINE AND INTERSTITIAL CEILING

ADAPTIMMUNE

Accompanied Access Areas
Centre
Common Access Area
Restricted Access Area
Collaborator QC Laboratory
Shared Restricted Access Area

CATAPULT CGT STEVENAGE – LEVEL 3

ADAPTIMMUNE

Accompanied Access Areas
Centre
Common Access Area
Restricted Access Area
Module
Shared Restricted Access Area

CATAPULT CGT STEVENAGE - LEVEL 4 INTERSTITIAL CEILING AND ADMIN ROOF

ADAPTIMMUNE

Accompanied Access Areas
Centre
Common Access Area
Restricted Access Area
Module
Shared Restricted Access Area

CATAPULT CGT STEVENAGE - LEVEL 5 ROOF PLAN

ADAPTIMMUNE

Part 4: the Lease

Provided under cover of a separate document to ADAPTIMMUNE

SCHEDULE 3

Financial Contributions

Contribution per module (estimate)
1. [***]	£[***]

2. Rates	£120,000

3. Integral Inputs Contributions*	£747,000

4. Activity Input Contributions*

These services are dependent on Collaborator readiness, activity, and level of operation. This means that the precise nature of how these services will be provided, and the pricing cannot be estimated or fixed in advance

5. Establishment Input Contributions*

The cost for the standard On-boarding element of these inputs is estimated at £56,650plus the cost of consumables and subcontracting, charged as the pass through costs and estimated at £10,100. On-boarding may involve costs for Additional Services at the option of the ADAPTIMMUNE. [Actual cost to be inserted once On-boarding scope agreed]

** Note that these costs are subject to a 10% risk and capital charge, as per Clause 8.1

All costs are subject to vat at the prevailing rate

Note that the scope and contributions for of Activity Related Inputs are dependent on ADAPTIMMUNE activity, and level of operation.  This means that the precise nature of how these inputs will be provided, and the contributions attributable to them cannot be estimated, or fixed until the costs are incurred.

SCHEDULE 4

Catapult Background Intellectual Property

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

[***]

SCHEDULE 5

Code of Conduct

ADAPTIMMUNE agrees to:

(a)                       Operate in a manner consistent with EU GMP to maintain a compliant multiproduct environment;

(b)                       Operate in the spirit of the Collaboration;

(c)                        Respect the confidentiality, privacy and operations of other Collaborators;

(d)                       Maintain an environment within its Module in accordance with any procedures governing the Centre’s operation and the terms of occupation;

(e)                        Adhere to facility quality policies and protocol to the extent communicated to ADAPTIMMUNE and relevant to operation of Project by ADAPTIMMUNE;

(f)                         Adhere to roles and responsibilities as detailed in the Quality Technical Agreement and the Service Level Agreement;

(g)                       Abide by incident reporting requirements communicated by Catapult; and

(h)                       Operate in compliance with all appropriate environment, health and safety requirements (both national and local).

SCHEDULE 6

On-boarding and New Business Introduction

Summary of the On-boarding process

The entry level on-boarding process comprises the following stages:

1.              The On-boarding process is initiated once the Pre-Screen Questionnaire and the Establishment Input Statement have been approved & signed.

2.              The Catapult provides the ADAPTIMMUNE with a documentation pack, designed to outline the ADAPTIMMUNE requirements of the Catapult.

3.              ADAPTIMMUNE and CATAPULT agree a common understanding of the On-boarding requirements:

a.              ADAPTIMMUNE outlines their specific requirements for each On-boarding subject area (see below).

b.              Catapult undertakes and shares with ADAPTIMMUNE a gap analysis comparing the ADAPTIMMUNE subject area requirements with the Catapult capability and capacity as defined in the Collaboration Agreement. Schedules to ensure that the documents are aligned.

c.               After evaluation of the risks, ADAPTIMMUNE and Catapult work together to find appropriate solutions to fill any gaps identified.

d.              The solution is risk assessed and any further mitigations identified and agreed by the Parties.

4.              Agree On-boarding project plan

Catapult and ADAPTIMMUNE design a combined overview project plan for the n-boarding of the ADAPTIMMUNE team and process into the Centre.

5.              Catapult and ADAPTIMMUNE implement the On-boarding project plan.

On-boarding Work Streams

•                  Process

•                  Quality Control

•                  Quality Assurance

•                  Environmental Health & Safety

•                  Materials and Product

•                  Waste management

•                  Equipment

•                  Facility modifications

•                  Training

•                  IT

•                  Communication

Note:  ADAPTIMMUNE is not required to supply any sensitive/confidential information to Catapult during the On-boarding process

Establishment Input Statement to be provided under cover of a separate document, signed by both parties immediately prior to occupation, but incorporated into this Schedule 6 by reference

New Business Introduction process flow: set out on the following page

CDA mutually signed
COLLABORATOR completes Pre-screen questionnaire
CATAPULT reviews Pre-screen questionnaire
OK
NO
Discuss issues with COLLABORATOR
YES
SELECTION PROCESS
CATAPULT and COLLABORATOR sign Collaboration Agreement
NEGOTIATION PHASE
Set up joint CATAPULT/COLLABORATOR Steering Group
Quality process flow
Operational process flow
COLLABORATOR outlines specific requirements for each On-boarding subject area
ON–BOARDING PROCESS
CATAPULT undertakes gap analysis comparing COLLABORATOR requirements with CATAPULT capabilities and capacity
CATAPULT evaluates risks and works with COLLABORATOR to find appropriate solutions
CATAPULT and COLLABORATOR risk assess solutions and identify any mitigations required
CATAPULT and COLLABORATOR design a combined overview project plan
CATAPULT and COLLABORATOR implement project plan

SCHEDULE 7

Schedule of Condition and Inventory of Module Fixtures and Fittings

To be provided under cover of a separate document, signed by both parties immediately prior to occupation, but incorporated into this Schedule 7 by reference

SCHEDULE 8

Warehouse and Procurement Management Provisions

1.              General

1.1       Catapult is responsible for operating the warehouse area & processes in an EU- GMP compliant manner. In summary this includes goods in, common consumables stock and ADAPTIMMUNE owned stock, storage, picking, delivery and final product storage. Catapult will operate the warehouse area in accordance with the Quality Technical Agreement.

1.2       Catapult is responsible for the EHS within the warehouse and monitoring storage temperatures.

1.3       The Centre warehouse is an access controlled area limited to authorised Catapult personnel. ADAPTIMMUNE personnel can only access the warehouse when accompanied by Catapult personnel.

1.4       Catapult will man the warehouse from 8am to 5pm each week day (excluding bank holidays).

1.5       Catapult will provide a 24/7 call-out system for unexpected out of hours’ deliveries, etc.

1.6       All ADAPTIMMUNE equipment, samples and materials must enter the Centre through the Centre’s goods in warehouse entrance and be booked onto the Catapult Warehouse management system.

1.7       Transfer to the modules of all ADAPTIMMUNE equipment, samples and materials must be formerly authorised by Catapult personnel.

1.8       The Centre is considered a forward picking area and as such warehouse space is limited.

i.             Catapult will maintain a stock of common consumables.

ii.          Each Collaborator will have allocated storage at ambient temperature (15°C to 25°C), 2-8°C, -20°C, -80°C and LN2 for their raw materials, product contact equipment & excipients.

iii.       Visibility of the Collaborator’s inventory is through the warehouse management system.  Each Collaborator will only have visibility of their inventory items.

2.              Common consumables stock

2.1       Catapult maintain a stock of an agreed list of commonly used consumables.

2.2       Catapult will be responsible for purchasing this stock or arranging a consignment stock with external vendors for direct purchase by ADAPTIMMUNE, maintaining stock levels, undertaking the appropriate QC & putting the stock away.

2.3       Catapult will invoice the ADAPTIMMUNE for the stock used and purchased by Catapult.

2.4       Catapult personnel will transfer the consumables to the ADAPTIMMUNE’s Grade C MAL staging area once a day or as agreed.

2.5       Common consumables stock will not be segregated between collaborators.

3.              ADAPTIMMUNE owned inventory

3.1       ADAPTIMMUNE is responsible for the management of its own inventory supply chain including sourcing & auditing suppliers, price negotiation, purchasing and insurance.

3.2       Before purchasing any stock to be stored in the Centre, ADAPTIMMUNE is responsible for providing a list of the inventory they will store & use within the Centre.  Catapult reserves the right to reject any inventory item that does not comply with Catapult policies & procedures e.g. EHS

3.3       ADAPTIMMUNE is responsible for the completion & submission of a Material Specification for each item which will include such information as product container size, weight, required stock level, QC sampling and testing regime.

3.4       Catapult will be responsible for notifying ADAPTIMMUNE when the stock has reached its minimum stock level. The stock will then be re-ordered by ADAPTIMMUNE.

3.5       ADAPTIMMUNE must give at least 48 hours’ notice of a delivery of their items, and must be delivered during the warehouse opening hours unless by prior agreement.

3.6       Catapult personnel will book the goods into the Warehouse Management System, attach appropriate labels, undertake the initial goods inspection, notify ADAPTIMMUNE of the goods receipt and place the goods in a location.

3.7       ADAPTIMMUNE is responsible for the management of all retention samples.

3.8       ADAPTIMMUNE will be responsible for the Quality Control (QC) of their inventory & Pass labelling.

3.9       If the products fail QC then ADAPTIMMUNE personnel will be responsible for attaching Reject labels. Catapult personnel will transfer these Reject products to the relevant Reject product storage area.  Catapult will store these Reject products for up to 30 days during which time it is expected that the ADAPTIMMUNE will arrange appropriate disposal.  If this is not arranged Catapult will manage the appropriate disposal with additional costs being charged to the ADAPTIMMUNE.

4.              Picking & delivery of stock for ADAPTIMMUNE

4.1       For non-batch related common consumables stock such as clean room clothing CATAPULT manage the supply of these items.

4.2       For batch specific common consumables and for ADAPTIMMUNE owned materials, ADAPTIMMUNE will provide Catapult with a Bill of Materials (BoM) and a schedule identifying when the full or part BoMs are required.

4.3       A member of the Catapult staff will formally receive the BoM.  If there are any queries or discrepancies with the BoM these will be highlighted & addressed at this time.

4.4       For Biological material or cryo-stored items, through prior arrangement, the ADAPTIMMUNE with a Catapult representative will pick and transfer these items to the Manufacturing Space.

5.              Final product storage

5.1       The Centre will provide the following temperature final product storage:

i.      -20°C

ii.   -80°C

iii.    LN2 (vapour phase)

5.2       The final product will be stored in multi-collaborator storage equipment unless by previous agreement

5.3       ADAPTIMMUNE can store quarantined final product for up to 30 days and released final product in these storage areas for up to 14 days unless by agreement as an additional service for which there may be an additional charge.

5.4       Access to the areas will be strictly controlled and will only be possible when accompanied by an appropriately trained and authorised CATAPULT representative

5.5       Centre will be responsible for the maintenance of all equipment in this area including the temperature monitoring system and 24/7 emergency cover

6.              Drug Substance (DS) or Drug Product (DP) packing area

6.1       Catapult will provide either a supervised GMP packing area or a GMP packing service.

6.2       Catapult will provide an area to charge dry shippers with liquid nitrogen.

6.3       Catapult will provide storage area for a reasonable supply of packing materials and boxes.

7.              Drug Substance (DS) or Drug Product (DP) shipping

7.1       If required CATAPULT will provide access to cold chain EU-GMP compliant courier service.

8.              Examples of the warehouse & logistics additional services available with additional charge

8.1       Out of hours support service.

8.2       Sampling of ADAPTIMMUNE raw materials.

8.3       QC of ADAPTIMMUNE raw materials.

8.4       Auditing the ADAPTIMMUNE supply chain.

8.5       Purchasing the ADAPTIMMUNE raw materials.

8.6       Storing ADAPTIMMUNE raw materials or starting materials for longer than the specified period.

8.7       Managing and storing retention samples.

8.8       GMP packing service.

8.9       Arrange GMP shipping service through an EU-GMP compliant logistics service provider.

8.10    Offsite additional storage space.

SCHEDULE 9

Environmental Monitoring Schedule

Introduction

Catapult is committed to providing and maintaining manufacturing and manufacturing support environments that are fit for their intended purpose with regard to air quality. These environments will be appropriately controlled and monitored based on the room classification requirements defined in Eudralex Volume 4 Annex 1. This will be achieved by:

•                  The regular application of qualified cleaning agents and procedures to all GMP environments within the manufacturing centre

•                  The training and qualification of personnel to assure the consistent and appropriate execution of gowning and de-gowning procedures

•                  The development of and adherence to an appropriate environmental monitoring program

•                  Regular reporting and trending of data generated by the program

•                  The creation and dissemination of procedures for the appropriate handling of starting materials, raw materials, consumables, samples, in-process and final product and waste within the manufacturing facility

Summary of the environmental monitoring process

•                  The environmental monitoring (EM) program shall be established by CATAPULT to comply with the requirements of Eudralex Volume 4 Annex 1 — Manufacture of sterile medicinal products.

•                  CATAPULT Quality will establish and periodically reassess (based on historical data) action and alert limits for EM test result values or all types of monitoring.

•                  CATAPULT will supply the following calibrated and maintained EM sampling and measuring equipment per module for ADAPTIMMUNE use:

•                  3 portable active air samplers (for ‘in-operation’ viable air monitoring)

•                  3 portable non-viable particulate monitors

•                  5 fixed sampling points and associated non-viable particulate monitors

•                  Catapult will supply all the necessary consumables to facilitate ADAPTIMMUNE is to undertake viable ‘in-operation’ environmental monitoring (including sufficient TSA & SDA settle plates and contact plates to cover monitoring of the entire daily processing period).

•                  Responsibility for the execution of the manufacturing facility environmental monitoring program will be shared between Catapult and the ADAPTIMMUNE per the QTA

When requested by ADAPTIMMUNE staff, CATAPULT Technical Services staff are responsible for the delivery of EM consumables to the relevant Materials Air Lock directly adjacent to the CNC corridor.

•                  ADAPTIMMUNE collected EM samples should be appropriately labelled and packaged immediately subsequent to exposure.

•                  When requested by ADAPTIMMUNE staff, CATAPULT Technical Services staff are responsible for the collection of exposed EM samples, their transportation to CGT QC Microbiology, documentation of their receipt and transfer to QC staff for storage prior to testing.

•                  CATAPULT QC Microbiology staff are responsible for the appropriate processing of EM samples (incubation, enumeration and speciation as required), documenting the results and providing trended data to ADAPTIMMUNE.

•                  All module specific EM data and that collected from sampling of the common facility areas will be made available to individual ADAPTIMMUNEs.

•                  Data will be presented per specific EM session and as a trend graph on a mutually agreed frequency. Data will include the results of any speciation undertaken as a result of an action or alert limit breach.

•                  Alert limit breach trends and any action limit breaches will result in CATAPULT QC staff raising a record in the Quality Management System to document the event, investigate root cause (with ADAPTIMMUNE assistance if appropriate) and identify the appropriate preventative and corrective actions necessary to mitigate the risk of recurrence.

SCHEDULE 10

IT infrastructure

The Centre will accommodate several collaborators consecutively, each of whom could potentially use the Centre in a different way.

The underlying IT infrastructure has been configured for each module to have its own self-contained secure network. This will allow independent network scenarios, the configuration of these requirements will be carried out, administered and monitored by CATAPULT IT staff.

ADAPTIMMUNE will have its own dedicated secure VLANs.

All Collaborator will however be subject to the Catapult’s information security policy in relation to access to IT systems provided by Catapult (or if not provided by Catapult, to the extent such systems interact with IT systems provided by Catapult). Catapult will provide the policy prior to MHRA license inspection. Where possible ADAPTIMMUNE will be given an opportunity to comment on such information security policies.]

Internet provision is not provided as standard however we can provide the following:

•                  Synchronous Fibre broadband provided by Catapult at current market rates. [Broadband -

•                  ADAPTIMMUNE supplies their own internet connectivity subject to Wayleave

•                  ADAPTIMMUNE organises their own lease Line (PPTP) connectivity between their own sites and the Centre, subject to wayleave.

SCHEDULE 11

Module and Centre Specifications

Part A: Manufacturing Space Specification

It will:

•                  be part of a UK-licensed EU-GMP-compliant facility developed in close relationship with the Medicines and Healthcare Products Regulatory Agency

•                  be of a design, construction, fit and finish in compliance with governing environment, health and safety legislation;

•                  be designed, built, fitted and finished in compliance with Applicable Law including 2001/83/EC and 2001/20/EC;

•                  have individual personnel access control between the corridors and offices, to the Grade C corridors and the Grade C corridor to the Manufacturing Space.  Catapult will issue ADAPTIMMUNE staff with access cards and ADAPTIMMUNE will have visibility of card usage by their own employees via the access control system.

•                  include a positive pressure maintained cleanroom of not less than 86m² and include a culture room of not less than 15m2;

•                  have appropriate pressure cascades with negative pressure sinks in all entry and egress routes to minimise the risk of ingress and/or egress of contamination;

•                  have walk-on ceilings and a technical corridor;

•                  have a high-efficiency particulate arrestance (“HEPA”) filtered HVAC supplying segregated air as single pass through, with heat recovery;

•                  have a gas supply supplied through services plates (details of the service plates are set out in Schedule 7);

•                  have single and three phase power supply, 2 connections with UPS and emergency generator back-up, supplied through service plates (details of the service plates are set out in Schedule 7)

•                  The building will have a genset capacity of 8 hours tank fuel capacity. Any requirement for the generator to be running longer than 8 hours additional fuel will be connected to the generator.

•                  have dedicated adjacent material air locks (“MALs”) and dedicated adjacent personnel air locks (“PALs”)

•                  The Building Management System will record temperature, and pressure (reference sensor located in a plant rom).

Part B: Manufacturing Office and Non-Manufacturing Office Specification

There will be:

•                  a Manufacturing Office of not less than 15m2, designed for occupation by up to 2 ADAPTIMMUNE personnel, as set out on the Plans with direct access from the controlled, non-classified (CMC) corridor and cleaned by Catapult

•                  A Non-Manufacturing Office of not less than 28m2 designed for occupation by up to 4 ADAPTIMMUNE personnel on the first or second floor of the Centre and cleaned by Catapult, as set out in the Plans;

•                  be equipped for normal administrative functions only;

•                  be equipped with lighting in line with British standards;

•                  have lockable doors compliant with insurers requirements;

•                  be furnished with desks, chairs and storage as agreed with the Centre staff;

•                  have small power outlets (not UPS-protected) suitable for normal small office equipment use. have service media outlets for IT and Telephones. Internet services can be provided on request and recharged as appropriate as an Activity Related Contribution;

SCHEDULE 12

Expert Determination

This Schedule governs the appointment of an Expert in accordance with Clause 7.2.4 to resolve a disagreement as to the acceptability of a new product and/or process, and/or the introduction of any modification to an existing ADAPTIMMUNE Product or Process into the Centre applying the criteria in Clause 7.2.3 OR in accordance with clause 26.2.3 to resolve a disagreement connected with a change to the schedules listed at that clause.

1.  EXPERT

1.1                 The Parties shall agree on the appointment of an independent third party to be an expert (“Expert”) and shall agree with the Expert the terms of their appointment. The Parties shall use all reasonable efforts to agree such Expert within 7 days of [insert trigger]. Any Expert suggested by either Party must have at least [X] years’ experience of resolving matters similar to those in dispute.

1.2                 If the Parties are unable to agree on an Expert or the terms of their appointment within seven days of either Party serving details of a suggested expert on the other, either Party shall then be entitled to request the Centre for Effective Dispute Resolution (CEDR) to appoint an Expert of professional repute and for the CEDR to agree with the Expert the terms of appointment.

1.3                 The Expert is required to prepare a written decision including reasons and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

1.4                 If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this Clause then:

(a)  either Party may apply to the London Court of International Arbitration to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)  this Clause shall apply to the new Expert as if they were the first Expert appointed.

1.5                 All matters under this clause must be conducted, and the Expert’s decision shall be written, in the English language.

1.6                 The Parties are entitled to make submissions to the Expert including oral submissions and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

1.7                 Each Party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other Party may reasonably require to make a submission under this clause.

1.8                 The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the matter under the agreement. The Expert may award interest as part of their decision. The Expert’s written decision on the matters referred to them shall be final and binding on the parties in the absence of manifest error or fraud.

1.9                 The Expert’s fees and any costs properly incurred by them in arriving at their determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Parties equally or in such other proportions as the Expert shall direct.

1.10          All matters concerning the process and result of the determination by the Expert shall be kept confidential among the Parties and the Expert.

1.11          Each Party shall act reasonably and co-operate to give effect to the provisions of this clause and otherwise do nothing to hinder or prevent the Expert from reaching their determination.

1.12          The Expert and Nominating Body shall have no liability to the parties for any act or omission in relation to this appointment; save in the case of bad faith.

SCHEDULE 13

List of Centre Utilities and their Associated Providers as referenced at Clause 9.1.7

Utility

Natural Gas

Electricity

Water

Sewerage

SCHEDULE 14

Collaborator Forums

The purposes of the collaborator forums (the “Forums”) are:

•                  to facilitate open and transparent exchange of information between Catapult and collaborators, and between Collaborators in relation to the operation of the Centre,

•                  to enable all parties to contribute to the safe, efficient, and successful operation of the Centre, and of the collaborators’ manufacturing activity,

•                  to enable the standards of the centre to be maintained at an appropriate cost.

The Forums will be supplemented by regular informal ad-hoc meetings and weekly/bi-weekly surgeries involving Catapult and any collaborator as is necessary.

Key objectives of the Forums include:

1.              Updating any requirements needed to continue to maintain a suitable level of services for robust operation of a licensed facility suitable for late stage clinical and commercial manufacture of ATMPs in the most economical way;

2.              Considering Collaborator input into the relevant aspects of the management and operation of the Centre;

3.              Discussing Catapult and Collaborator compliance with all relevant Quality, Health & Safety and Legal requirements;

4.              Discussing any modifications to any Module or the Centre with the potential to impact any collaborator (Prior to being raised in the relevant Forum, Catapult will consider all collaborator requests for facility modifications that require any Other Collaborator’s cleanroom to be non-operational for any period of time, or that affect the Centre license and will discuss feasibility with the all Collaborators. For clarity, such modifications should remain part of the notification to collaborators of the agenda for any Collaborator Forum);

5.              Having formal two-way communications between Catapult and collaborators to discuss common issues;

6.              Raising awareness of issues and incidents with potential for impact on the Catapult and Other Collaborators;

7.              Encouraging and facilitating the sharing of best practice between collaborators; and

8.              Examining appropriate ways of managing costs.

The Forums will be advisory in their nature and initially take place monthly, with their frequency being reviewed/varied as required. However, the frequency of Forums will be no less than quarterly.

The agenda, format, time and venue will be set and reasonable notice given in advance by Catapult, with the agenda being subject to change based on operational experience and input from collaborators.  Relevant issues will be discussed and appropriate recommendations made during the Forums.  Outputs of any key decisions that need to be made separately outside of the Forums will be communicated prior to the following meeting.

Key issues and follow-up actions will be summarised and circulated to all Collaborators by Catapult after each Forum.

Collaborators will be fully consulted prior to any key decisions being made. In recognition of the fact that the Catapult has overall responsibility for the operation of the centre Catapult reserves the right to make the final decision in the best interests of all Collaborators and the Catapult.

There will be 3 Forums covering 3 key areas, with the relevant Catapult chairs, Catapult leads, and Terms of Reference being summarised in the table below.

The Forums with be separated into 3 key areas, with the relevant Catapult chairs, Catapult leads or their representatives, and Terms of Reference being summarised in the table below.

FORUM	CATAPULT CHAIR	CATAPULT LEAD	TERMS OF REFERENCE
Quality Forum	Director of Quality	Head of QA

•                  Environmental Monitoring Trends

•                  Collective discussion of recent deviations or changes with a shared impact

•                  Audit findings (internal and external)

•                  Audit findings of shared Vendors

•                  Regulatory Trends

•                  Best Practise Information

•                  Training Requirements

•                  Updates to Facility Management Procedures

•                  Updates to Foundation Documents

•                  Quality Agreement Compliance

Health & Safety Forum	Manufacturing Centre Director	H&S Representative

•                  Review of Catapult & collaborator accidents, incidents and near misses since last meeting

•                  Review of accident, incident and near miss trends

•                  Review of collaborators EHS concerns

•                  Catapult H&S update as it relates to:

•                  People

•                  Facilities, offices & equipment

•                  Facility modifications

•                  Biological & chemical

•                  Contractor management

•                  Catapult Environmental update

•                  New or updated EHS legislation

Operational Forum	Manufacturing Centre Director	Operations Lead(s)

•                  Summary of current key discussions in the Quality and H&S forum, to ensure that any business-critical topics receive broad attention

•                  Catapult general operational updates

•                  Collaborator general operational updates

•                  Area specific issues/updates

•                  Welfare

•                  Process

•                  Equipment

•                  Materials & Product

•                  Waste Management

•                  IT

•                  Communications

•                  Proposed Facility modifications — requirements and costs

•                  Schedule for any planned shutdowns

•                  People & Training

•                  Budgetary and resource issues/updates

•                  Proposed capital expenditure

•                  Update on any expected changes in Integral, Activity Related Input Contributions and Additional Input Contributions

•                  Staff resources

SCHEDULE 15

Additional Input Agreement

ADDITIONAL INPUT AGREEMENT No. 001

Collaborator:		Customer’s Manager:

Catapult:	Cell Therapy Catapult Limited
Catapult’s Manager:
Date of this ADDITIONAL INPUT AGREEMENT:

This Additional Input Agreement is the [insert] Additional Input Agreement entered into between the Collaborator and the Catapult in accordance with, and in relation to, the Collaboration Agreement entered into between Customer and the Catapult and dated [insert] (the “Agreement”). This [insert] Additional Input Agreement further amends the provisions of the Agreement as follows:

Additional Inputs Required:

Changes to the Contributions associated with the changes to be made under this Additional Input Agreement (including changes to invoicing provisions):

Additional terms required as a result of the changes to be made under this Additional Input Agreement:

This Additional Input Agreement is accepted:

For and on behalf of:	For and on behalf of
Cell Therapy Catapult Limited

Signed:	Signed:

Full Name:	Full Name:

Job Title:	Job Title:

SCHEDULE 16

Input Commitments

The heating, ventilation and air conditioning system (HVAC) and all other equipment listed as critical within this Agreement Schedule or Quality Technical Agreement will be serviced and qualified in line with the QTA (this means that no planned preventative maintenance visit will be delayed by more than a pre-agreed number of working days, nor will any necessitating interruption of ADAPTIMMUNE’s Manufacturing Process be arranged with less than a minimum pre-defined notice period).

Catapult staffing levels will be maintained at a level appropriate to maintain a GMP facility and that is proportionate to the requirements of the number of ADAPTIMMUNEs in simultaneous occupation of the Centre at any time.  Details of current staffing levels and any planned changes will be shared at the regular Quality Reviews (such reviews to take place quarterly or at any pre-agreed frequency).

Minimum review times for quality documents will be defined in the QTA.